Exhibit 10.1

Published CUSIP Number: 68209GAT7

CREDIT AGREEMENT
Dated as of April 30, 2021

among

Omega Healthcare Investors, Inc., as Borrower,

CERTAIN SUBSIDIARIES OF BORROWER REFERRED TO HEREIN, as Guarantors,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,
as Administrative Agent and L/C Issuer

CITIZENS BANK, NATIONAL ASSOCIATION,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

JPMORGAN CHASE BANK, N.A. and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

THE BANK OF NOVA SCOTIA,

CAPITAL ONE, NATIONAL ASSOCIATION,

MORGAN STANLEY SENIOR FUNDING, INC.,

MUFG BANK, LTD.,

PEOPLE’S UNITED BANK, NATIONAL ASSOCIATION,

ROYAL BANK OF CANADA, REGIONS BANK,

TRUIST BANK and

BARCLAYS BANK PLC,

as Co-Documentation Agents

BOFA SECURITIES, INC.,
as Joint Lead Arranger and Sole Bookrunner

CITIZENS BANK, NATIONAL ASSOCIATION,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

JPMORGAN CHASE BANK, N.A. and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers

BANK OF THE WEST, A CALIFORNIA BANKING CORPORATION,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

THE HUNTINGTON NATIONAL BANK,

KEYBANK NATIONAL ASSOCIATION and

MIZUHO BANK, LTD.

as Managing Agents

i

5.04	Binding Effect	82
5.05	Financial Statements; No Material Adverse Effect	82
5.06	Litigation	82
5.07	No Default	82
5.08	Ownership of Property and Valid Leasehold Interests; Liens	83
5.09	Environmental Compliance	83
5.10	Insurance	84
5.11	Taxes	84
5.12	ERISA Compliance	84
5.13	Margin Regulations; Investment Company Act; REIT Status	85
5.14	Disclosure	85
5.15	Compliance with Laws	86
5.16	Sanctions, etc.; Anti-Corruption Laws	86
5.17	Use of Proceeds	86
5.18	Solvency	86
5.19	Credit Parties; Taxpayer Identification Numbers	86
5.20	Unencumbered Properties	86
5.21	Affected Financial Institution	86
5.22	Covered Entities	87

ARTICLE VI. AFFIRMATIVE COVENANTS		87
6.01	Financial Statements	87
6.02	Certificates; Other Information	87
6.03	Notices	89
6.04	Payment of Obligations	90
6.05	Preservation of Existence, Etc.	90
6.06	Maintenance of Properties	90
6.07	Maintenance of Insurance	90
6.08	Compliance with Laws	90
6.09	Books and Records	91
6.10	Inspection Rights	91
6.11	Use of Proceeds	91
6.12	REIT Status; Stock Exchange Status	91
6.13	Additional Guarantors; Withdrawal or Addition of Unencumbered Properties; Release of Guarantors	92
6.14	Environmental Matters	93
6.15	Further Assurances	93
6.16	Compliance with Material Contracts	93
6.17	Designation as Senior Debt	94
6.18	Investor Guaranties	94
6.19	Anti-Corruption; Sanctions	94

ARTICLE VII. NEGATIVE COVENANTS		94
7.01	Liens	94
7.02	Indebtedness	95
7.03	Fundamental Changes	96
7.04	Dispositions	96
7.05	Restricted Payments	97
7.06	Change in Nature of Business	97
7.07	Transactions with Affiliates	97
7.08	Sanctions; Anti-Money Laundering; Anti-Corruption	98

7.09	Financial Covenants	98
7.10	Burdensome Agreements	98
7.11	Use of Proceeds	99
7.12	Amendments of Organization Documents	99
7.13	Accounting Changes	99
7.14	Compliance with Environmental Laws	99
7.15	Other Business or Activity of Borrower	99
7.16	Stock Repurchases	100
7.17	Negative Pledges	100

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		101
8.01	Events of Default	101
8.02	Remedies Upon Event of Default	103
8.03	Application of Funds	103

ARTICLE IX. ADMINISTRATIVE AGENT		104
9.01	Appointment and Authority	104
9.02	Rights as a Lender	104
9.03	Exculpatory Provisions	105
9.04	Reliance by Administrative Agent	106
9.05	Delegation of Duties	106
9.06	Resignation of Administrative Agent	106
9.07	Non-Reliance on Administrative Agent and Other Lenders	108
9.08	No Other Duties, Etc.	108
9.09	Administrative Agent May File Proofs of Claim	108
9.10	Guaranty Matters	109
9.11	Certain ERISA Matters	109
9.12	Recovery of Erroneous Payments	110

ARTICLE X. MISCELLANEOUS		110
10.01	Amendments, Etc.	110
10.02	Notices; Effectiveness; Electronic Communication	112
10.03	No Waiver; Cumulative Remedies	114
10.04	Expenses; Indemnity; Damage Waiver	115
10.05	Payments Set Aside	116
10.06	Successors and Assigns	117
10.07	Treatment of Certain Information; Confidentiality	121
10.08	Right of Setoff	122
10.09	Interest Rate Limitation	122
10.10	Counterparts; Integration; Effectiveness	122
10.11	Survival of Representations and Warranties	123
10.12	Severability	123
10.13	Replacement of Lenders	123
10.14	Governing Law; Jurisdiction; Etc.	124
10.15	Waiver of Jury Trial	125
10.16	No Advisory or Fiduciary Responsibility	125
10.17	USA Patriot Act Notice; Etc.	126
10.18	No Conflict	126
10.19	Judgment Currency	126
10.20	Electronic Execution of Assignments and Certain Other Documents	127
10.21	ENTIRE AGREEMENT	127

10.22	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	127
10.23	Acknowledgment Regarding Any Supported QFCs	128

ARTICLE XI. GUARANTY		129
11.01	The Guaranty	129
11.02	Obligations Unconditional	129
11.03	Reinstatement	130
11.04	Certain Waivers; Subordination	131
11.05	Remedies	131
11.06	Rights of Contribution	131
11.07	Guaranty of Payment; Continuing Guaranty	132
11.08	Keepwell	132

SCHEDULES

2.01	Commitments and Applicable Percentages
5.12(d)	ERISA Pension Plans
5.19	Credit Parties; Taxpayer Identification Numbers
7.01	Existing Liens
7.02	Existing Indebtedness
7.17	Negative Pledges
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Note
C	Form of Compliance Certificate
D	Form of Assignment and Assumption
E	Form of Subsidiary Guarantor Joinder Agreement
F-1	Form of U.S. Tax Compliance Certificate – Foreign Lenders (Not Partnerships)
F-2	Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Not Partnerships)
F-3	Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Partnerships)
F-4	Form of U.S. Tax Compliance Certificate – Foreign Lenders (Partnerships)
G	Form of Notice of Loan Prepayment

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of April 30, 2021 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation (“Borrower”), certain subsidiaries of Borrower identified herein, as Guarantors, the lending institutions party hereto from time to time (each, a “Lender” and collectively, the “Lenders”), and BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent and L/C Issuer.

WHEREAS, Borrower, Omega LP (as defined below) and the other guarantors party thereto, as guarantors, the lending institutions party thereto, and Bank of America, as administrative agent, previously entered into that certain Credit Agreement, dated as of May 25, 2017 (as amended, supplemented or otherwise modified through but excluding the date hereof, the “Existing Credit Agreement”);

WHEREAS, Borrower has requested that the Lenders provide a revolving credit facility pursuant to the terms of this Agreement, and the Lenders are willing to do so on the terms and conditions set forth in this Agreement; and

WHEREAS, to provide assurance for the repayment of the Obligations hereunder, Borrower will, among other things, provide or cause to be provided to Administrative Agent, for the benefit of the holders of the Obligations so guaranteed, a guaranty of the Obligations by each of the Guarantors pursuant to Article XI hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01          Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” with respect to any Person, means the purchase or acquisition by such Person of any Equity Interests in or any asset of another Person, whether or not involving a merger or consolidation with such other Person.

“Adjusted Consolidated Funded Debt” means, as of any date of determination, the sum of (a) all Consolidated Funded Debt plus (b) the Consolidated Parties’ pro rata share of Funded Debt attributable to interest in Unconsolidated Affiliates.

“Adjustment” has the meaning specified in Section 3.03(c).

“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as Administrative Agent may from time to time notify Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agents” means Administrative Agent, the Arrangers and the Syndication Agents.

“Aggregate Commitments” means the Commitments of all the Lenders (inclusive of the Alternative Currency Commitments), which as of the Closing Date are $1,450,000,000 and which may be increased pursuant to Section 2.14 or decreased pursuant to Section 2.05.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 10.19.

“Alternative Currency” means each of the following currencies: Euro, Sterling and Canadian Dollars, together with each other currency (other than Dollars) that is approved in accordance with Section 1.06; provided that for each Alternative Currency, such requested currency is an Eligible Currency.

“Alternative Currency Commitment” means, as to each Lender, its obligation to make Loans to Borrower pursuant to Section 2.01(b), in Alternative Currencies, in an aggregate principal amount at any one time outstanding the Dollar Equivalent of which does not exceed the Dollar amount set forth opposite such Lender’s name in the column entitled “Alternative Currency Commitment” on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by Administrative Agent, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by Administrative Agent using any reasonable method of determination its deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Sublimit” means an amount equal to $300,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Alternative Currency Tranche Lender” means a Lender with an Alternative Currency Commitment or an outstanding Alternative Currency Tranche Loan.

“Alternative Currency Tranche Loan” has the meaning specified in Section 2.01(b).

“Applicable Currency” means Dollars or any Alternative Currency that bears interest at a rate based on an Applicable Reference Rate, as applicable.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means, (a) with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.16; (b) with respect to matters relating to Alternative Currency Commitments and Alternative Currency Tranche Loans only, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of such Lender’s Alternative Currency Commitment and the denominator of which is the aggregate amount of all Lenders’ Alternative Currency Commitments at such time; and (c) with respect to matters relating to Dollar Tranche Commitments (including L/C Obligations) and Dollar Tranche Loans only, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of such Lender’s Dollar Tranche Commitment and the denominator of which is the aggregate amount of all Lenders’ Dollar Tranche Commitments at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Applicable Percentages of each Lender are set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Ratings as set forth below:

Pricing Level	Debt Rating	Applicable Rate for Eurocurrency Rate Loans, Daily Floating Rate Loans and Letters of Credit Fees	Applicable Rate for Base Rate Loans	Facility Fee
1	> A-/A3/A-	0.825%	0.00%	0.125%
2	BBB+/Baa1/BBB+	0.875%	0.00%	0.150%
3	BBB/Baa2/BBB	1.00%	0.00%	0.200%
4	BBB-/Baa3/BBB-	1.20%	0.20%	0.250%
5	<BBB-/Baa3/BBB- (or unrated)	1.55%	0.55%	0.300%

For purposes hereof, “Debt Rating” means, as of any date of determination, the rating as determined by any of S&P, Moody’s and/or Fitch (Fitch, S&P and Moody’s, referred to collectively as the “Rating Agencies”) (collectively, the “Debt Ratings”) of Borrower’s or Omega LP’s non-credit enhanced, senior unsecured long-term debt. If at any time Borrower or Omega LP has only two (2) Debt Ratings, and such Debt Ratings are split, then: (A) if the difference between such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate shall be the rate per annum that would be applicable if the higher of the Debt Ratings were used; and (B) if the difference between such Debt Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate shall be the rate per annum that would be applicable if the median of the applicable Debt Ratings were used. If at any time Borrower or Omega LP has three (3) Debt Ratings, and such Debt Ratings are split, then: (A) if the difference between the highest and the lowest of such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate shall be the rate per annum that would be applicable if the highest of the Debt Ratings were used; and (B) if the difference between such Debt Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Rate shall be the rate per annum that would be applicable if the average of the two (2) highest Debt Ratings were used; provided, that if such average is not a recognized rating category, then the Applicable Rate shall be the rate per annum that would be applicable if the second highest Debt Rating of the three were used. If at any time Borrower or Omega LP has only one Debt Rating from Fitch or no Debt Ratings, then the Applicable Rate shall be determined based on Pricing Level 5.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(e)(iii). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by Borrower to Administrative Agent of notice thereof pursuant to Section 6.03(e) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the rating system of any Rating Agency shall change, or if any such Rating Agency shall cease to be in the business of rating corporate debt obligations, Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Reference Rate” means, (a) for any Eurocurrency Rate Loan denominated in any LIBOR Quoted Currency or any LIBOR Daily Floating Rate Loan, LIBOR, (b) for any Eurocurrency Rate Loan denominated in Euros, EURIBOR, (c) for any Eurocurrency Rate Loan denominated in Canadian Dollars, the CDOR Rate and (d) for any SONIA Daily Floating Rate Loan, SONIA.

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means (a) BofA Securities in its capacity as sole bookrunner and left lead arranger and (b) Citizens Bank, National Association, Credit Agricole Corporate and Investment Bank, JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, each in its capacity as a joint lead arranger.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by Administrative Agent and, if such assignment and assumption requires its consent, Borrower.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, and (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Consolidated Parties for the fiscal year ended December 31, 2020, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Consolidated Parties, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Business Day preceding the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” has the meaning specified in the introductory paragraph hereto.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. § 101 et seq., and the rules and regulations promulgated thereunder, or any successor provision thereto.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following: (a) the entry of a decree or order for relief by a court or governmental agency in an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by a court or governmental agency of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or the ordering of the winding up or liquidation of its affairs by a court or governmental agency and such decree, order or appointment is not vacated or discharged within ninety (90) days of its filing; or (b) the commencement against such Person of an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or of any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed for a period of ninety (90) consecutive days, or the repossession or seizure by a creditor of such Person of a substantial part of its Property; or (c) such Person shall commence a voluntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or the taking possession by a receiver, liquidator, assignee, creditor in possession, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (d) the filing of a petition by such Person seeking to take advantage of any Debtor Relief Law or any other Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or (e) such Person shall fail to contest in a timely and appropriate manner (and if not dismissed within ninety (90) days) or shall consent to any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Law or consent to any proceeding or action relating to any bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts with respect to its assets or existence, or (f) such Person shall admit in writing, or such Person’s financial statements shall reflect, an inability to pay its debts generally as they become due.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) the Eurocurrency Rate plus 1.00%, and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the highest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BofA Securities” means BofA Securities, Inc.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type, in the same currency, and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Dollar Tranche Lenders or each of the Alternative Currency Tranche Lenders, as the case may be, pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located; provided that:

(a)         if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars or a LIBOR Daily Floating Rate Loan, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan or LIBOR Daily Floating Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan or LIBOR Daily Floating Rate Loan, means any such day that is also a London Banking Day;

(b)         if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a Business Day that is also a TARGET Day;

(c)         if such day relates to any interest rate settings as to a SONIA Daily Floating Rate Loan, any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London offshore interbank market for such currency;

(d)         if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(e)         if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollar” and “CAD $” mean the lawful currency of Canada.

“Capital Lease” means each lease that has been or is required to be, in accordance with GAAP, classified and accounted for as a capital lease or financing lease.

“Capitalization Rate” means 9.75% for all government reimbursed assets (i.e. skilled nursing facilities, hospitals, etc.) and 7.50% for all non-government reimbursed assets (i.e. assisted living facilities, independent living facilities, medical office buildings, etc.).

“Cash Collateral” has the meaning specified in the definition of “Cash Collateralize.”

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support (including in the form of letters of credit from issuers satisfactory to Administrative Agent and the L/C Issuer), in each case pursuant to documentation in form and substance satisfactory to Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a)         any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)         during any period of up to twenty-four (24) consecutive months, commencing after the Closing Date, individuals who at the beginning of such twenty-four (24) month period were directors of Borrower (together with any new director whose election by Borrower’s Board of Directors or whose nomination for election by Borrower’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of Borrower then in office; or

(c)         the occurrence of a “Change of Control” or any equivalent term or concept under any of the Senior Note Indentures;

(d)         Borrower ceases to be a general partner of Omega LP or ceases to have the sole and exclusive power to exercise all management and control over Omega LP;

(e)         any Person other than Borrower becomes a general partner of Omega LP; or

(f)          Borrower ceases to own, directly or indirectly, sixty percent (60%) or more of the equity interests in Omega LP.

“CDOR Rate” has the meaning specified in the definition of Eurocurrency Rate.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, its obligation to (a) make Loans to Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding the Dollar Equivalent of which does not exceed the sum of the Dollar amounts set forth opposite such Lender’s name in the columns entitled “Dollar Tranche Commitment” and “Alternative Currency Commitment” on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C or another form reasonably satisfactory to Administrative Agent; provided that each such Compliance Certificate shall, in any case, include supporting documents and materials reasonably required by Administrative Agent for the evidencing of the calculations and certifications made in connection therewith.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, for the Consolidated Parties on a consolidated basis, the sum of (a) Consolidated EBITDA as of such date plus (b) an amount based on the Special Charges Adjustment (without duplication to the extent included in the determination of Consolidated Interest Expense and added back to net income in the calculation of Consolidated EBITDA).

“Consolidated EBITDA” means, for any period, for the Consolidated Parties on a consolidated basis, the sum of (a) net income of the Consolidated Parties, in each case, excluding any non-recurring or extraordinary gains and losses, plus (b) an amount which, in the determination of net income for such period pursuant to clause (a) above, has been deducted for or in connection with (i) Consolidated Interest Expense (plus, amortization of deferred financing costs, to the extent included in the determination of Consolidated Interest Expense per GAAP), (ii) income taxes, and (iii) depreciation and amortization plus (c) to the extent decreasing net income of the Consolidated Parties for such period, all expenses directly attributable to ASC 810 consolidation requirements, minus (d) to the extent increasing net income of the Consolidated Parties for such period, all revenue directly attributable to ASC 810 consolidation requirements, plus (e) to the extent decreasing net income of the Consolidated Parties for such period, all expenses directly related to owned and operated assets, minus (f) to the extent increasing net income of the Consolidated Parties for such period, all revenues directly related to owned and operated assets, all determined in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Fixed Charges, in each case, for the most recently completed four (4) fiscal quarters.

“Consolidated Fixed Charges” means, for any period, for the Consolidated Parties on a consolidated basis, the sum of (a) Consolidated Interest Expense (excluding, for purposes hereof and without duplication, Special Charges to the extent included in the calculation of Consolidated Interest Expense) for such period, plus (b) current scheduled principal payments of Consolidated Funded Debt for such period (including, for purposes hereof, current scheduled reductions in commitments, but excluding any payment of principal under the Loan Documents and any “balloon” payment or final payment at maturity that is significantly larger than the scheduled payments that preceded it) for a period beginning the day after the date of determination and lasting for the same length of time as the applicable period referenced at the beginning of this definition, plus (c) dividends and distributions on preferred stock, if any, for such period, in each case, as determined in accordance with GAAP.

“Consolidated Funded Debt” means, as of any date of determination, the sum of (a) all Funded Debt of the Consolidated Parties determined on a consolidated basis minus (b) to the extent included in the calculation of Funded Debt of the Consolidated Parties, the aggregate amount of Funded Debt directly attributable to ASC 810 consolidation requirements, all determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, for the Consolidated Parties on a consolidated basis, all interest expense and letter of credit fee expense, as determined in accordance with GAAP during such period; provided, that interest expenses shall, in any event, (a) include the interest component under Capital Leases and the implied interest component under Securitization Transactions and (b) exclude the amortization of any deferred financing fees.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Consolidated Funded Debt to (b) Consolidated Total Asset Value as of the last day of the most recently completed fiscal quarter. Notwithstanding anything to the contrary contained herein, for the purposes of the Consolidated Leverage Ratio, (i) Consolidated Funded Debt on any date shall be adjusted by deducting therefrom an amount equal to the lesser of (x) the aggregate amount of Consolidated Funded Debt outstanding on such date that by its terms is scheduled to mature on or before the date that is twenty-four (24) months following such date and (y) the aggregate amount of all unrestricted cash and cash equivalents on such date and escrow and other deposits to the extent available for the repayment of Consolidated Funded Debt of the type described in the foregoing clause (x) and (ii) Consolidated Total Asset Value shall be adjusted by deducting therefrom the amount by which Consolidated Funded Debt is adjusted under the foregoing clause (i).

“Consolidated Parties” means Borrower and its Consolidated Subsidiaries, as determined in accordance with GAAP and “Consolidated Party” means any one of the Consolidated Parties.

“Consolidated Secured Funded Debt” means the aggregate principal amount of Funded Debt of Borrower or any of its Subsidiaries, on a consolidated basis, that is secured by a Lien, and shall include (without duplication), the pro rata share of such secured Funded Debt of Borrower’s or its Subsidiaries’ Unconsolidated Affiliates attributable to Borrowers or its Subsidiaries.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Funded Debt to (b) Consolidated Total Asset Value as of the last day of the most recently completed fiscal quarter. Notwithstanding anything to the contrary contained herein, for the purposes of this ratio, (i) Consolidated Secured Funded Debt on any date shall be adjusted by deducting therefrom an amount equal to the lesser of (x) the aggregate amount of Consolidated Secured Funded Debt outstanding on such date that by its terms is scheduled to mature on or before the date that is twenty-four (24) months following such date and (y) the aggregate amount of all unrestricted cash and cash equivalents on such date and escrow and other deposits (excluding unrestricted cash and cash equivalents and escrow and other deposits deducted from the calculation of Consolidated Unsecured Funded Debt to determine the Consolidated Unsecured Leverage Ratio as of the last day of such fiscal quarter) to the extent available for the repayment of Consolidated Secured Funded Debt of the type described in the foregoing clause (x) and (ii) Consolidated Total Asset Value shall be adjusted by deducting therefrom the amount by which Consolidated Secured Funded Debt is adjusted under the foregoing clause (i).

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Tangible Net Worth” means, for the Consolidated Parties as of any date of determination, (a) stockholders’ equity on a consolidated basis determined in accordance with GAAP, but with no upward adjustments due to any revaluation of assets, less (b) all Intangible Assets, plus (c) all accumulated depreciation, all determined in accordance with GAAP; provided, that the Consolidated Parties will be permitted to exclude (i.e. add back to stockholder’s equity) up to $65,000,000 in impairment charges incurred during the term of this Agreement (such exclusions to be clearly reflected, however, in the calculations of Consolidated Tangible Net Worth delivered to Administrative Agent by Borrower from time to time pursuant to the terms of this Agreement).

“Consolidated Total Asset Value” means, with respect to the Consolidated Parties at any time, the sum (without duplication) of the following:

(a)         for each Real Property Asset (other than any Repositioned Property) owned or ground leased for the entire four (4) fiscal quarter period ended on or prior to the date of determination, an amount equal to (i) Net Revenue derived from such Real Property Asset for such four (4) fiscal quarter period most recently ended on or prior to such date of determination, divided by (ii) the Capitalization Rate for such Real Property Asset;

(b)         for each Repositioned Property owned or ground leased for the entire four (4) fiscal quarter period ended on or prior to the date of determination, an amount equal to the undepreciated GAAP book value of such Repositioned Property (after any impairments);

(c)         for each Real Property Asset acquired during the four (4) fiscal quarter period ended on or prior to the date of determination, an amount equal to the acquisition price paid for such Real Property Asset;

(d)         the aggregate amount of unrestricted cash and cash equivalents (which, for purposes of this definition, shall include Eligible Cash 1031 Proceeds) as of the end of the fiscal quarter most recently ended on or prior to such date of determination;

(e)         the undepreciated GAAP book value of the Consolidated Parties’ interest in Real Property Assets that are under construction or development (other than Real Property Assets under renovation) but not yet substantially complete such that occupancy is not viable (after any impairments);

(f)          the GAAP book value of the Consolidated Parties’ interest in unimproved land holdings (after any impairments);

(g)         the GAAP book value of the Consolidated Parties’ interest in all Mortgage Loans, mezzanine loans and notes receivable (after any impairments); and

(h)         the Consolidated Parties’ pro rata share of the foregoing items and components attributable to ownership of Equity Interests in Unconsolidated Affiliates;

provided, that notwithstanding anything to the contrary contained herein and without duplication (i) not more than five percent (5%) of Consolidated Total Asset Value at any time may be in respect of unimproved land holdings, with any excess over such limit being excluded from Consolidated Total Asset Value, (ii) not more than thirty-five percent (35%) of Consolidated Total Asset Value at any time may be in respect of Mortgage Loans, mezzanine loans and notes receivable (other than intercompany loans among members of the Consolidated Parties), with any excess over such limit being excluded from Consolidated Total Asset Value, (iii) not more than fifteen percent (15%) of Consolidated Total Asset Value at any time may be in respect of real property assets that are under construction or development, but not yet substantially complete (excluding for the avoidance of doubt properties under renovation), with any excess over such limit being excluded from Consolidated Total Asset Value, (iv) not more than eight percent (8%) of Consolidated Total Asset Value at any time may be in respect of Real Property Assets that are Repositioned Properties, with any excess over such limit being excluded from Consolidated Total Asset Value, and (v) not more than twenty percent (20%) of Consolidated Total Asset Value may be in respect of investments in Unconsolidated Affiliates, with any excess over such limit being excluded from Consolidated Total Asset Value. The limits set forth in clauses (i), (ii), (iii) and (iv) above shall not apply to investments in Unconsolidated Affiliates, which shall be governed solely by clause (v) and the following sentence. The portion of the investments described in clauses (i) through (v) above that are in excess of forty percent (40%) of Consolidated Total Asset Value shall be excluded from Consolidated Total Asset Value.

“Consolidated Unsecured Funded Debt” means the aggregate principal amount of Consolidated Funded Debt that is not Consolidated Secured Funded Debt.

“Consolidated Unsecured Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Unencumbered Net Revenue for the most recently completed fiscal quarter to (b) the Consolidated Unsecured Interest Expense for the most recently completed fiscal quarter.

“Consolidated Unsecured Interest Expense” means, for any period, for the Consolidated Parties on a consolidated basis, all interest expense and letter of credit fee expense, as determined in accordance with GAAP during such period, attributable to Borrower and its Subsidiaries’ aggregate Consolidated Unsecured Funded Debt; provided, that interest expenses shall, in any event, (a) include the interest component under Capital Leases and the implied interest component under Securitization Transactions and (b) exclude the amortization of any deferred financing fees.

“Consolidated Unsecured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Unsecured Funded Debt to (b) Unencumbered Asset Value as of the last day of the most recently completed fiscal quarter. Notwithstanding anything to the contrary contained herein, for the purposes of this ratio, (i) Consolidated Unsecured Funded Debt on any date shall be adjusted by deducting therefrom an amount equal to the lesser of (x) the aggregate amount of Consolidated Unsecured Funded Debt outstanding on such date that by its terms is scheduled to mature on or before the date that is twenty-four (24) months following such date and (y) the aggregate amount of all unrestricted cash and cash equivalents on such date and escrow and other deposits (excluding unrestricted cash and cash equivalents and escrow and other deposits deducted from the calculation of Consolidated Secured Funded Debt to determine the Consolidated Secured Leverage Ratio as of the last day of such fiscal quarter) to the extent available for the repayment of Consolidated Unsecured Funded Debt of the type described in clause (x) and (ii) Unencumbered Asset Value shall be adjusted by deducting therefrom the amount by which Consolidated Unsecured Funded Debt is adjusted under clause (i).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning specified in Section 10.23(b).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” means, collectively, (a) Borrower and (b) each Guarantor.

“Daily Floating Rate” means LIBOR Daily Floating Rate or SONIA Daily Floating Rate, as applicable.

“Daily Floating Rate Loan” means a LIBOR Daily Floating Rate Loan or a SONIA Daily Floating Rate Loan, as applicable.

“Debt Rating” and “Debt Ratings” have the meanings specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan or a Daily Floating Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, the L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified Borrower, Administrative Agent or the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by Administrative Agent in a written notice of such determination, which shall be delivered by Administrative Agent to Borrower, the L/C Issuer, and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, in each case, other than any condemnation or other taking for public use of any property of any Consolidated Party.

“Dividing Person” has the meaning specified in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to Administrative Agent) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by Administrative Agent using any method of determination it deems appropriate in its sole discretion. Any determination by Administrative Agent pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Dollar Tranche Commitment” means, as to each Lender, its obligation to (a) make Dollar Tranche Loans to Borrower pursuant to Section 2.01(a), and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding the Dollar Equivalent of which does not exceed the Dollar amount set forth opposite such Lender’s name in the columns entitled “Dollar Tranche Commitment” on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be increased by such Lender pursuant to Section 2.14 or otherwise adjusted from time to time in accordance with this Agreement.

“Dollar Tranche Lender” means a Lender with a Dollar Tranche Commitment or an outstanding Dollar Tranche Loan.

“Dollar Tranche Loan” has the meaning specified in Section 2.01(a).

“Domestic Consolidated Subsidiary” means any wholly owned Consolidated Subsidiary of Borrower that is organized under the laws of the United States or any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) Administrative Agent (such approval not to be unreasonably withheld or delayed), (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed) and (iii) L/C Issuer (each such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries.

“Eligible Cash 1031 Proceeds” means cash proceeds held by (or on behalf of) a “qualified intermediary” from the sale of a Real Property Asset by a Consolidated Party, which proceeds are intended to be used by the qualified intermediary to acquire one or more “replacement properties” that are of “like-kind” to such Property in an exchange that qualifies as a tax-free exchange under Section 1031 of the Code, and no portion of which proceeds Borrower or any of its Subsidiaries has the right to receive, pledge, borrow or otherwise obtain the benefits of until such time as provided under the applicable “exchange agreement” (as such terms in quotations are defined in the Treasury Regulations Section 1.1031(k) - 1(g)(4) (the “Regulations”)) or until such exchange is terminated. Upon the cash proceeds no longer being held by the qualified intermediary pursuant to the Regulations or otherwise qualifying under the Regulations for like-kind exchange treatment, such proceeds shall cease being Eligible Cash 1031 Proceeds.

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, and such changes result in, in the reasonable opinion of Tranche Required Lenders (in the case of any Loans to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or (d) such currency no longer being a currency in which the Tranche Required Lenders are willing to make such Credit Extensions (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then Administrative Agent shall promptly notify the Lenders and Borrower, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within five (5) Business Days after receipt of such notice from Administrative Agent, Borrower shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.

“Eligible Ground Lease” means, at any time, a ground lease (a) under which Borrower or a Subsidiary of Borrower is the lessee or holds equivalent rights and is the fee owner of the improvements located thereon, (b) that has a remaining term of not less than thirty (30) years; provided, however, with respect to that certain ground lease covering properties located at 200 Alabama Avenue, Muscle Shoals, Alabama, 500 John Aldridge Drive, Tuscumbia, Alabama and 813 Keeler Lane, Tuscumbia, Alabama, such remaining term may be less than thirty (30) years provided that Borrower or such Subsidiary of Borrower at all times possesses a valid and enforceable irrevocable option to purchase the fee interest in such properties with no conditions or contingencies other than the payment of a sum of less than $1,000.00, (c) under which any required rental payment, principal or interest payment or other payment due under such lease from Borrower or from such Subsidiary of Borrower to the ground lessor is not more than sixty (60) days past due and any required rental payment, principal or interest payment or other payment due to Borrower or a Subsidiary of Borrower under any sublease of the applicable real property lessor is not more than sixty (60) days past due, (d) where no party to such lease is subject to a then-continuing Bankruptcy Event, (e) such ground lease (or a related document executed by the applicable ground lessor) contains customary provisions protective of any lender to the lessee and (f) where Borrower’s or such Subsidiary of Borrower’s interest in the underlying Real Property Asset or the lease is not subject to (i) any Lien other than Permitted Liens and other encumbrances acceptable to Administrative Agent and the Required Lenders, in their discretion, or (ii) any Negative Pledge.

“Engagement Letter” means the letter agreement dated as of March 8, 2021 among Borrower, BofA Securities, Inc. and Administrative Agent, as amended and modified.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws (including common law), regulations, standards, ordinances, rules, judgments, interpretations, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of human health and safety (to the extent related to exposure to Hazardous Substances), the environment and natural resources or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly relating to (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency Rate” means:

(a)           for any Interest Period, with respect to any Credit Extension:

(i)            denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for such currency for a period equal in length to such Interest Period) (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m. (London time) on the Rate Determination Date, for deposits in the relevant currency, with a term equivalent to such Interest Period;

(ii)          denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), or a comparable or successor rate which rate is approved by Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time) at or about 11:00a.m. (Brussels, Belgium time) on the Rate Determination Date with a term equivalent to such Interest Period;

(iii)         denominated in Canadian Dollars, the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time) (in such case, the “CDOR Rate”) at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by Administrative Agent) (or if such day is not a Business Day, then on the immediately preceding Business Day); and

(iv)         denominated in any other non-LIBOR Quoted Currency, the rate per annum as reasonably designated by Administrative Agent with respect to such Alternative Currency at the time such Alternative Currency is approved by Administrative Agent and the relevant Lenders; and

(b)          for any interest calculation with respect to a Base Rate Loan or LIBOR Daily Floating Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two London Banking Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(c)           if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of the “Eurocurrency Rate.” Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. Loans denominated in Euro or Canadian Dollars must be Eurocurrency Rate Loans. For the avoidance of doubt, a Daily Floating Rate Loan is not a Eurocurrency Rate Loan.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Obligation under any Swap Contract if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 11.08 and any and all guarantees of such Guarantor’s Obligations under any Swap Contract by other Credit Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Obligation. If an Obligation under any Swap Contract arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Obligations that is attributable to Swap Contracts for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a), (b) or (d), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning specified in the first WHEREAS clause.

“Facility Fee” has the meaning specified in Section 2.08(a).

“Facility Lease” means a lease or master lease with respect to any Real Property Asset owned or ground leased by any of the Consolidated Parties as lessor, to a third party Tenant, which, in the reasonable judgment of Administrative Agent, is a triple net lease such that such Tenant is required to pay all taxes, utilities, insurance, maintenance, casualty insurance payments and other expenses with respect to the subject Real Property Asset (whether in the form of reimbursements or additional rent) in addition to the base rental payments required thereunder such that net operating income to the applicable Consolidated Party for such Real Property Asset (before non-cash items) equals the base rent paid thereunder; provided, that each such lease or master lease shall be in form and substance reasonably satisfactory to Administrative Agent.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“First Extended Maturity Date” has the meaning specified in Section 2.13(a).

“Fitch” means Fitch Ratings, Inc. and any successor thereto.

“Foreign Lender” means a Lender that is not a U.S. Person. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, as to any Person (or consolidated group of Persons) at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)       all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)       all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms);

(c)       all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(d)       the Attributable Indebtedness of Capital Leases and Synthetic Lease Obligations;

(e)       the Attributable Indebtedness of Securitization Transactions;

(f)       all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;

(g)       Support Obligations in respect of Funded Debt of another Person (other than Persons in such group, if applicable); and

(h)       Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person (or, if applicable, any Person in such consolidated group) for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (g). For purposes of clarification, “Funded Debt” of a Person constituting a consolidated group shall not include inter-company indebtedness of such Persons, general accounts payable of such Persons which arise in the ordinary course of business, accrued expenses of such Persons incurred in the ordinary course of business or minority interests in joint ventures or limited partnerships (except to the extent set forth in clause (h) above).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied and subject to the provisions of Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the UK Financial Conduct Authority, the UK Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 11.01.

“Guarantors” means (a) any Subsidiary Guarantor and (b) any other Subsidiary of Borrower that guarantees the loans and obligations hereunder pursuant to the Guaranty, in each case with their successors and permitted assigns.

“Guaranty” means the guaranty of the Obligations by the Guarantors pursuant to Article XI, together with each joinder agreement delivered pursuant to Section 6.13.

“Hazardous Substances” means (a) all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, or toxic mold, and (b) all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Healthcare Facility” means any skilled nursing facilities, mental health and developmentally disabled facilities, rehab hospitals, long term acute care facilities, intermediate care facilities for the mentally disabled, medical office buildings, domestic assisted living facilities, independent living facilities or Alzheimer’s care facilities and any ancillary businesses that are incidental to the foregoing.

“Impacted Loans” has the meaning specified in Section 3.03(a).

“Increase Effective Date” has the meaning specified in Section 2.14(d).

“Incremental Facilities” has the meaning specified in Section 2.14(a).

“Incremental Term Loan Facility” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)       all Funded Debt;

(b)       all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c)       net obligations under any Swap Contract;

(d)       Support Obligations in respect of Indebtedness of another Person; and

(e)       Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c) and based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (d).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Maturity Date” means April 30, 2025.

“Intangible Assets” means assets of a Person and its Subsidiaries that are classified as intangible assets under GAAP, but excluding interests in real estate that are classified as intangible assets in accordance with GAAP.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each calendar quarter and the applicable Maturity Date; and (c) as to any Daily Floating Rate Loan, the last Business Day of each calendar quarter and the applicable Maturity Date. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

“Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, three or six months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency; Borrower acknowledges that the 6-month interest period is not available for CDOR Rate), as selected by Borrower in its Loan Notice; provided that:

(a)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)            any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)            no Interest Period shall extend beyond the applicable Maturity Date.

“International Unencumbered Property” means an Unencumbered Property which is located in Australia, Canada, Switzerland or the United Kingdom.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guaranteed Indebtedness of such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or (d) the purchase, acquisition or other investment in any real property or real property-related assets (including, without limitation, mortgage loans and other real estate-related debt investments, investments in land holdings, and costs to construct real property assets under development). For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investor Guarantor” means any of the limited partners (other than Borrower or any Domestic Consolidated Subsidiary of Borrower) of Omega LP that are party to the Investor Guaranty.

“Investor Guaranty” means a guaranty which may be executed and delivered by one or more Investor Guarantors in accordance with Section 6.18, in a form approved by Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned, as the same may be amended, supplemented or otherwise modified from time to time.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and Borrower (or any Subsidiary of Borrower) or in favor of such L/C Issuer and relating to any such Letter of Credit.

“Judgment Currency” has the meaning specified in Section 10.19.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements (other than government contracts) with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Dollar Tranche Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Disbursement” means a payment made by the L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, together with its successors in such capacity.

“L/C Issuer Fees” has the meaning specified in Section 2.03(k).

“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings. The L/C Obligations of any Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of Borrower and each Lender shall remain in full force and effect until the L/C Issuer and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Party” has the meaning as defined in Section 9.12.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder. Letters of Credit shall be issued only in Dollars.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the date that is the fifth (5th) Business Day prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(j).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the aggregate amount of all Lenders’ Dollar Tranche Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments and the aggregate Dollar Tranche Commitments.

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“LIBOR Daily Floating Rate” means, for any day, a fluctuating rate of interest per annum equal to LIBOR, or a comparable or successor rate, which rate is approved by Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time), at or about 11:00 a.m., London time, two (2) London Banking Days prior to such day, for U.S. dollar deposits with a term of one (1) month commencing that day; provided that to the extent a comparable or successor rate is approved by Administrative Agent in connection herewith, the approved rate will be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for Administrative Agent, such approved rate will be applied in a manner as otherwise reasonably determined by Administrative Agent.

“LIBOR Daily Floating Rate Loan” means a Dollar Tranche Loan that bears interest at a rate based on the LIBOR Daily Floating Rate.

“LIBOR Quoted Currency” means each of the following currencies: Dollars, as long as there is a published LIBOR rate with respect thereto.

“LIBOR Replacement Date” has the meaning specified in Section 3.03(c).

“LIBOR Successor Rate” has the meaning specified in Section 3.03(c).

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means a Dollar Tranche Loan and/or an Alternative Currency Tranche Loan, as the context may require, and includes Loans pursuant to Section 2.03.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Subsidiary Guarantor Joinder Agreements, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Administrative Agent), appropriately completed and signed by a Responsible Officer of Borrower.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“LP Credit Agreement” means that certain Credit Agreement, dated as of April 30, 2021, by and among Omega LP, as borrower, certain subsidiaries of Omega LP, as guarantors, the financial institutions party thereto from time to time, as lenders, and Bank of America, N.A., as administrative agent, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of Borrower and its Consolidated Subsidiaries taken as a whole, (b) the ability of Borrower or the other Credit Parties, taken as a whole, to perform any material obligation under the Loan Documents, or (c) the rights and remedies of Administrative Agent and the Lenders under the Loan Documents.

“Material Contract” means, any agreement the breach, nonperformance or cancellation of which could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means each Subsidiary or any group of Subsidiaries (a) which, as of the most recent fiscal quarter of Borrower for which financial statements have been delivered pursuant to Section 6.01, contributed greater than $10,000,000 of Consolidated EBITDA for the period of four (4) consecutive fiscal quarters then ended or (b) which contributed greater than $50,000,000 of Consolidated Total Asset Value as of such date. A group of Subsidiaries each of which is not otherwise a Material Subsidiary (defined in the foregoing sentence) shall constitute a Material Subsidiary if the group taken as a single entity satisfies the requirements of the foregoing sentence.

“Maturity Date” means the Initial Maturity Date, subject to extension in accordance with Section 2.13.

“Maximum Rate” has the meaning specified in Section 10.09.

“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. §§ 1396 et seq. and related regulations.

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 §§ et seq. and related regulations.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by Administrative Agent and the L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Loan” means any loan owned or held by any of the Consolidated Parties secured by a mortgage or deed of trust on Real Property Assets.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Negative Pledge” means any agreement (other than this Agreement or any other Loan Document) that in whole or in part prohibits the creation of any Lien on, or any transfer of, any assets of a Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets shall not constitute a “Negative Pledge” for purposes of this Agreement.

“Net Revenue” shall mean, with respect to any Real Property Asset for the applicable period, the sum of (a) rental payments received in cash by the applicable Consolidated Party (whether in the nature of base rent, minimum rent, percentage rent, additional rent or otherwise, but exclusive of security deposits, earnest money deposits, advance rentals, reserves for capital expenditures, charges, expenses or items required to be paid or reimbursed by the Tenant thereunder and proceeds from a sale or other disposition) pursuant to the Facility Leases applicable to such Real Property Asset, minus (b) expenses of the applicable Consolidated Party allocated to such Real Property Asset, minus (c) to the extent increasing Net Revenue of the Consolidated Parties for such period, all revenue directly attributable to ASC 810 consolidation requirements.

“New Lender Joinder Agreement” has the meaning specified in Section 2.14(c).

“New Subsidiary Guarantor” has the meaning specified in Section 6.13(a).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b).

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Notes” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit G or such other form as may be approved by Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of the Credit Parties arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Credit Parties or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) obligations of the Credit Parties under any Swap Contract entered into with a Lender or any Affiliate of a Lender, so long as such Lender remains a Lender hereunder, and (c) obligations of the Credit Parties under any Treasury Management Agreement with a Treasury Management Lender, so long as such Treasury Management Lender remains a Lender hereunder; provided, however, that the “Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Omega LP” means OHI Healthcare Properties Limited Partnership, a Delaware limited partnership, and its successors.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” has the meaning specified in Section 10.17.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Borrower and any ERISA Affiliate or with respect to which Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Activity” has the meaning specified in Section 7.15.

“Permitted Liens” means, at any time, Liens in respect of Borrower or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of Borrower or any ERISA Affiliate or any such Plan to which Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pre-Adjustment LIBOR Successor Rate” has the meaning specified in Section 3.03(c).

“Pro Forma Basis” shall mean, for purposes of determining the calculation of and compliance with the financial covenants set forth in Section 7.09 hereunder, that the subject transaction shall be deemed to have occurred as of the first day of the period of four (4) consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions of this Agreement. Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) in the case of a Disposition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Disposition shall be excluded to the extent relating to any period prior to the date of the subject transaction, and (ii) Indebtedness paid or retired in connection with the subject transaction shall be deemed to have been paid and retired as of the first day of the applicable period; or (b) in the case of an Acquisition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Acquisition shall be included to the extent relating to any period prior to the date of the subject transaction, and (ii) Indebtedness incurred in connection with the subject transaction shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period utilizing the actual interest rates thereunder or, if actual rates are not ascertainable, assuming prevailing interest rates hereunder).

“Property” means all property owned or leased by a Credit Party or any of its Subsidiaries, both real and personal.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” means, at any time, each Credit Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Mortgage Loan” means any Mortgage Loan that is secured by a first or second mortgage or a first or second deed of trust on Real Property Assets so long as the mortgagor or grantor with respect to such Mortgage Loan is not delinquent sixty (60) days or more in interest or principal payments due thereunder.

“Rate Determination Date” means two (2) Business Days prior to the commencement of the applicable Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by Administrative Agent; provided that, to the extent such market practice is not administratively feasible for Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by Administrative Agent).

“Real Property Asset” means, a parcel of real property, together with all improvements (if any) thereon, owned in fee simple or leased pursuant to an Eligible Ground Lease by any Person; “Real Property Assets” means a collective reference to each Real Property Asset.

“Recipient” means Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning provided in the Securities Laws and shall be independent of Borrower as prescribed by the Securities Laws.

“Regulation U” means Regulation U of the FRB, as in effect from time to time.

“REIT” means a real estate investment trust as defined in Sections 856 through 860 of the Code.

“Related Adjustment” means, in determining any LIBOR Successor Rate, the first relevant available alternative set forth in the order below that can be determined by Administrative Agent applicable to such LIBOR Successor Rate:

(a)       the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment LIBOR Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method (x) is published on an information service as selected by Administrative Agent from time to time in its reasonable discretion or (y) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service acceptable to Administrative Agent; or

(b)       the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Repositioned Property” means a single-tenant Real Property Asset owned or ground leased by any of the Consolidated Parties as lessor that (a) (i) is leased to a Tenant pursuant to a Facility Lease that provides for an initial free-rent period or a period of deferred rent, in either case not exceeding twelve (12) months (or in which the applicable lessor is negotiating with the Tenant to provide a rent free period or a period of deferred rent) or (ii) has been transitioned from an existing Tenant to a different Tenant pursuant to a Facility Lease at any time during the preceding fiscal quarter (or in which the applicable lessor is negotiating with an existing Tenant and/or new Tenant to transition from the existing Tenant to the new Tenant) and (b) designated by Borrower or Omega LP as a Repositioned Property in a compliance certificate that is delivered to Administrative Agent together with any quarterly or annual financial statements of Borrower delivered pursuant to the Loan Documents. The status of a Real Property Asset as a Repositioned Property shall be deemed effective as of the first day of the fiscal quarter to which such compliance certificate relates (in the case where the certificate accompanies quarterly financial statements) or the first day of the last fiscal quarter of the fiscal year to which such compliance certificate relates (in the case where the certificate accompanies annual financial statements). The status of a Real Property Asset as a Repositioned Property shall terminate on the earlier of (x) in the case of clause (a)(i) above, the last day of the fiscal quarter during which the applicable free-rent period or period of deferred rent expires, and (y) the revocation of such status by Borrower or Omega LP in a compliance certificate that is delivered to Administrative Agent together with any quarterly or annual financial statements of Borrower delivered pursuant to the Loan Documents. Notwithstanding anything to the contrary contained herein, (i) a Real Property Asset may not be designated as a Repositioned Property on more than two (2) occasions, (ii) a Real Property Asset that has been designated as a Repositioned Property may not be re-designated as a Repositioned Property until at least twelve (12) months have elapsed since the termination of its initial designation as a Repositioned Property and (iii) no designation of a Real Property Asset as a Repositioned Property shall be effective for more than four (4) consecutive fiscal quarters. Notwithstanding anything to the contrary in any other definition, after a Real Property Asset ceases to be a Repositioned Property, in calculating the Net Revenue from such Real Property Asset during the subsequent three-quarter period with respect to any four-quarter measurement period, such Net Revenue shall be calculated on an annualized basis, based on the most recently completed full fiscal quarter or quarters.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the L/C Issuer in making such determination.

“Rescindable Amount” has the meaning as defined in Section 2.11(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief operating officer or chief financial officer of a Credit Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Credit Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Credit Party so designated by any of the foregoing officers in a notice to Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revaluation Date” means, with respect to any Loan denominated in an Alternative Currency, each of the following: (a) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (b) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (c) such additional dates as Administrative Agent shall determine or the Tranche Required Lenders shall require.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans and such Lender’s participation in L/C Obligations at such time.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by Administrative Agent, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(c).

“Screen Rate” means the Applicable Reference Rate quote for an Applicable Currency on the applicable screen page Administrative Agent designates to determine such Applicable Reference Rate for such Applicable Currency (or such other commercially available source providing such quotations for such Applicable Currency as may be designated by Administrative Agent from time to time).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by any member of the Consolidated Parties pursuant to which such member of the Consolidated Parties may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate or any other Person.

“Senior Notes” means collectively, the Senior Notes (2023), the Senior Notes (2024), the Senior Notes (2025), the Senior Notes (2026), the Senior Notes (2027), the Senior Notes (2028), the Senior Notes (2029), the Senior Notes (2031) and the Senior Notes (2033).

“Senior Notes (2023)” means any one of the 4.375% Senior Notes due 2023 issued by Borrower in favor of the Senior Note Trustee pursuant to the Senior Note Indenture (2023), as such Senior Notes may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Notes (2024)” means any one of the 4.950% Senior Notes due 2024 issued by Borrower in favor of the Senior Note Trustee pursuant to the Senior Note Indenture (2024), as such Senior Notes may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Notes (2025)” means any one of the 4.50% Senior Notes due 2025 issued by Borrower in favor of the Senior Note Trustee pursuant to the Senior Note Indenture (2025), as such Senior Notes may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Notes (2026)” means any one of the 5.250% Senior Notes due 2026 issued by Borrower in favor of the Senior Note Trustee pursuant to the Senior Note Indenture (2026), as such Senior Notes may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Notes (2027)” means any one of the 4.500% Senior Notes due 2027 issued by Borrower in favor of the Senior Note Trustee pursuant to the Senior Note Indenture (2027), as such Senior Notes may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Notes (2028)” means any one of the 4.750% Senior Notes due 2028 issued by Borrower in favor of the Senior Note Trustee pursuant to the Senior Note Indenture (2028), as such Senior Notes may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Notes (2029)” means any one of the 3.625% Senior Notes due 2029 issued by Borrower in favor of the Senior Note Trustee pursuant to the Senior Note Indenture (2029), as such Senior Notes may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Notes (2031)” means any one of the 3.375% Senior Notes due 2031 issued by Borrower in favor of the Senior Note Trustee pursuant to the Senior Note Indenture (2031), as such Senior Notes may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Notes (2033)” means any one of the 3.250% Senior Notes due 2033 issued by Borrower in favor of the Senior Note Trustee pursuant to the Senior Note Indenture (2033), as such Senior Notes may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Note Indentures” means collectively, the Senior Note Indenture (2023), the Senior Note Indenture (2024), the Senior Note Indenture (2025), the Senior Note Indenture (2026), the Senior Note Indenture (2027), the Senior Note Indenture (2028), the Senior Note Indenture (2029), the Senior Note Indenture (2031) and the Senior Note Indenture (2033).

“Senior Note Indenture (2023)” means the Indenture, dated as of July 12, 2016 by and among Borrower and the Senior Note Trustee, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Note Indenture (2024)” means the Indenture, dated as of March 11, 2014 by and among Borrower and the Senior Note Trustee, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Note Indenture (2025)” means the Indenture, dated as of September 11, 2014 by and among Borrower and the Senior Note Trustee, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Note Indenture (2026)” means the Indenture, dated as of September 23, 2015 by and among Borrower and the Senior Note Trustee, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Note Indenture (2027)” means the Indenture, dated as of March 18, 2015 by and among Borrower and the Senior Note Trustee, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Note Indenture (2028)” means the Indenture, dated as of April 4, 2017 by and among Borrower and the Senior Note Trustee, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Note Indenture (2029)” means the Indenture, dated as of September 20, 2019 by and among Borrower and the Senior Note Trustee, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Note Indenture (2031)” means the Indenture, dated as of October 7, 2020 by and among Borrower and the Senior Note Trustee, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Note Indenture (2033)” means the Indenture, dated as of March 10, 2021 by and among Borrower and the Senior Note Trustee, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Note Trustee” means, with respect to any series of Senior Notes, U.S. Bank National Association or any other financial institution from time to time serving as trustee under the Senior Note Indenture governing such series of Senior Notes.

“Significant Acquisition” means any acquisition or investment (in one or a series of related transactions) with an aggregate consideration in excess of $200,000,000.

“Social Security Act” means the Social Security Act of 1965.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“Solvent” means, with respect to any person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” means, for each day any SONIA Daily Floating Rate Loan is outstanding, the Sterling Overnight Index Average Reference Rate as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time) for the date that is one Business Day prior to such date (or, if such day is not a Business Day, on the first Business Day immediately prior thereto).

“SONIA Adjustment” means, with respect to SONIA, 0.1193% per annum.

“SONIA Daily Floating Rate” means the rate per annum equal to (a) SONIA determined pursuant to the definition thereof plus (b) the SONIA Adjustment; provided, that, if any SONIA Daily Floating Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in SONIA Daily Floating Rate shall be effective from and including the date of such change without further notice.

“SONIA Daily Floating Rate Loan” means an Alternative Currency Tranche Loan denominated in Sterling that bears interest at a rate based on the definition of “SONIA Daily Floating Rate.”

“Special Charges” means, for any period, for the Consolidated Parties on a consolidated basis, all charges, costs or expenses of the Consolidated Parties related to any of the following:

(a)       cash litigation charges incurred by the Consolidated Parties; provided that such amount shall not exceed an aggregate amount of $25,000,000 during the term of this Agreement and any such amounts in excess of $25,000,000 shall not be included in the determination of the Special Charges Adjustment for any period;

(b)       non-cash charges associated solely with respect to the write-down of the value of accounts due to straight-line rent;

(c)       other than as set forth in clause (b) immediately above, additional non-cash charges associated with the write-down of the value of accounts and/or notes receivable of the Consolidated Parties; provided that such amount shall not exceed an aggregate amount of $65,000,000 during the term of this Agreement and any such amounts in excess of $65,000,000 shall not be included in the determination of the Special Charges Adjustment for any period;

(d)       non-cash charges related to preferred stock redemptions and non-cash compensation expenses relating to restricted stock awards, stock options or similar equity-based compensation awards;

(e)       non-cash charges incurred by the Consolidated Parties in association with the write-down of the value of any real properties;

(f)       to the extent applicable, the satisfaction of outstanding unamortized loan fees with respect to the Existing Credit Agreement;

(g)       any other non-cash charges associated with the sale or settlement by any Consolidated Party of any Swap Contract; and

(h)       charges related to acquisition deal related costs.

“Special Charges Adjustment” means, for any period, the amount which has been deducted for or in connection with any Special Charges (without duplication among such items or items taken into account for previous period) in the determination of net income for the applicable period for which a given Consolidated EBITDA calculation has been performed.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Credit Party” has the meaning specified in Section 11.08.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantor” means (a) Omega LP and (b) each Domestic Consolidated Subsidiary of Borrower which becomes a Subsidiary Guarantor pursuant to Section 6.13(a).

“Subsidiary Guarantor Joinder Agreement” means a joinder agreement in the form of Exhibit E to be executed by each new Subsidiary of Borrower that is required to become a Subsidiary Guarantor in accordance with Section 6.13(a).

“Successor Rate” has the meaning specified in Section 3.03(c).

“Successor Rate Conforming Changes” means, with respect to any LIBOR Successor Rate or Successor Rate for an Applicable Currency, any conforming changes to the definition of Base Rate, LIBOR Daily Floating Rate, SONIA Daily Floating Rate, Interest Period, timing and frequency of determining rates and spread adjustments, and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate or Successor Rate and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice for such Applicable Currency (or, if Administrative Agent determines that adoption of any portion of such market practice for such Applicable Currency is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate or Successor Rate for such Applicable Currency exists, in such other manner of administration as Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Support Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agents” means Citizens Bank, National Association, Crédit Agricole Corporate and Investment Bank, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, each in its capacity as a Co-Syndication Agent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” means any Person who is a lessee with respect to any lease held by a Consolidated Party as lessor or as an assignee of the lessor thereunder.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by Administrative Agent from time to time in its reasonable discretion.

“Threshold Amount” means $50,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Tranche” means, with respect to a Loan, its character as a Dollar Tranche Loan or an Alternative Currency Tranche Loan.

“Tranche Required Lenders” means, as of any date of determination, with respect to matters relating to Alternative Currency Commitments and Alternative Currency Tranche Loans only or Dollar Tranche Commitments (including the purchase of participations in L/C Obligations) and Dollar Tranche Loans only, (a) Lenders having more than fifty percent (50%) of the aggregate amount of all Alternative Currency Commitments or all Dollar Tranche Commitments, as the case may be, at such time or (b) if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than fifty percent (50%) of the Total Outstandings of such Tranche (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that any Alternative Currency Commitment or Dollar Tranche Commitment, as applicable, of, and the portion of the Total Outstandings (including risk participations in Letters of Credit) held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Tranche Required Lenders.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services or products, including deposit accounts, overnight draft, credit, purchasing or debit cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and products and other cash management services and products.

“Treasury Management Lender” means any Person that, at the time it enters into a Treasury Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Treasury Management Agreement.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a LIBOR Daily Floating Rate Loan, a SONIA Daily Floating Rate Loan or a Eurocurrency Rate Loan.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unconsolidated Affiliate” means an Affiliate of Borrower whose financial statements are not required to be consolidated with the financial statements of Borrower in accordance with GAAP.

“Unencumbered Asset Value” means, with respect to the Consolidated Parties at any time, the sum (without duplication) of the following:

(a)            for each Unencumbered Property (other than any Repositioned Property) owned or ground leased for the entire four (4) fiscal quarter period ended on or prior to the date of determination, an amount equal to (i) Unencumbered Net Revenue derived from such Unencumbered Property for the four (4) fiscal quarter period most recently ended on or prior to such date of determination, divided by (ii) the Capitalization Rate for such Unencumbered Property;

(b)            for each Unencumbered Property that is a Repositioned Property owned or ground leased for the entire four (4) fiscal quarter period ended on or prior to the date of determination, an amount equal to the undepreciated GAAP book value of such Repositioned Property (after any impairments);

(c)            for each Unencumbered Property acquired during the four (4) fiscal quarter period ended on or prior to the date of determination, an amount equal to the acquisition price paid for such Unencumbered Property;

(d)            the aggregate amount of all unrestricted cash and cash equivalents (which, for purposes of this definition, shall include Eligible Cash 1031 Proceeds) as of the end of the fiscal quarter most recently ended on or prior to such date of determination (excluding any such unrestricted cash and cash equivalents and escrow and other deposits deducted from the calculation of Consolidated Secured Funded Debt to determine the Consolidated Secured Leverage Ratio as of the last day of such fiscal quarter); and

(e)            the book value of unencumbered Qualified Mortgage Loans (after any impairments);

provided that (i) not more than twenty-five percent (25%) of Unencumbered Asset Value at any time may be in respect of International Unencumbered Properties, with any excess over such limit being excluded from Unencumbered Asset Value, (ii) not more than eight percent (8%) of Unencumbered Asset Value at any time may be in respect of Unencumbered Properties that are Repositioned Properties, with any excess over such limit being excluded from Unencumbered Asset Value, and (iii) when calculating Unencumbered Asset Value, the aggregate amount of Qualified Mortgage Loans attributable to second mortgages or second deeds of trust added pursuant to clause (e) of this definition shall not exceed $500,000,000.

“Unencumbered Net Revenue” means, for any period, Net Revenue from all Unencumbered Properties.

“Unencumbered Property” means, for any Real Property Asset, the following criteria:

(a)            to Borrower’s knowledge, does not have any title, survey, environmental, condemnation or condemnation proceedings, or other defects that would give rise to a materially adverse effect as to the value, use of or ability to sell or finance such property;

(b)            (i) is not subject to a Negative Pledge or encumbered by a mortgage, deed of trust, lien, pledge, encumbrance or other security interest, in each case, to secure Funded Debt and (ii) each Person directly or indirectly owning such Real Property Asset (other than a Credit Party) has not agreed to guaranty Indebtedness of another party or has become liable for any Indebtedness unless each such Person becomes a Subsidiary Guarantor;

(c)            100% owned in fee simple absolute or with a leasehold interest or similar arrangement providing the right to occupy Real Property Asset pursuant to an Eligible Ground Lease, in either case, by Borrower or a direct or indirect Subsidiary of Borrower;

(d)            shall be located in the United States or shall be an International Unencumbered Property;

(e)             is occupied or available for occupancy (subject to final tenant improvements);

(f)             is leased to a third party Tenant and operated by a third party operator; and

(g)            the Tenant at such facility is not delinquent sixty (60) days or more in rent payments.

“Unencumbered Property Certificate” means a certificate signed by a Responsible Officer of Borrower in a form to be agreed upon between Administrative Agent and Borrower in their reasonable discretion.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(f).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(III).

“Wholly Owned Subsidiary” means, with respect to any direct or indirect Subsidiary of any Person, that 100% of the Equity Interests with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by Applicable Law) is beneficially owned, directly or indirectly, by such Person.

“Withholding Agent” means Borrower and Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02        Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)           Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03        Accounting Terms; Pro Forma Calculations.

(a)           Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Consolidated Parties shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)           Changes in GAAP. Borrower will provide a written summary of material changes in GAAP or in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 6.02(a). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)           Pro Forma Basis. Determinations of the calculation of and compliance with the Consolidated Fixed Charge Coverage Ratio and Consolidated Unsecured Interest Coverage Ratio financial covenants hereunder shall be made on a Pro Forma Basis.

1.04        Rounding.

Any financial ratios required to be maintained by the Credit Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Exchange Rates; Currency Equivalents.

(a)           Administrative Agent shall determine the Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by Administrative Agent.

(b)           Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Eurocurrency Rate Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by Administrative Agent.

1.06        Additional Alternative Currencies.

(a)           Borrower may from time to time request that Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that (i) such requested currency is an Eligible Currency and (ii) such requested currency shall only be treated as a “LIBOR Quoted Currency” to the extent that there is published LIBOR rate for such currency. In the case of any such request with respect to the making of Loans as Eurocurrency Rate Loans, such request shall be subject to the approval of Administrative Agent and each Alternative Currency Tranche Lender.

(b)           Any such request shall be made to Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date (but not less than eleven (11) Business Days prior) as may be agreed by Administrative Agent in its sole discretion). In the case of any such request pertaining to Loans to be made as Eurocurrency Rate Loans, Administrative Agent shall promptly notify each Alternative Currency Tranche Lender thereof. Each Alternative Currency Tranche Lender (in the case of any such request pertaining to Loans to be made as Eurocurrency Rate Loans) shall notify Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of such Eurocurrency Rate Loans in such requested currency.

(c)           Any failure by an Alternative Currency Tranche Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Loans to be made as Eurocurrency Rate Loans in such requested currency. If Administrative Agent and Alternative Currency Tranche Lenders consent to making Eurocurrency Rate Loans in such requested currency, Administrative Agent shall so notify Borrower and the Alternative Currency Tranche Lenders and such currency shall thereupon be deemed to be an Alternative Currency hereunder for all purposes with respect to Borrowings of Eurocurrency Rate Loans made by Alternative Currency Tranche Lenders. If Administrative Agent shall fail to obtain consent from any Alternative Currency Tranche Lender to any request for an additional currency under this Section 1.06, Administrative Agent shall promptly so notify Borrower and the Alternative Currency Tranche Lenders.

1.07        Change of Currency.

(a)           Each obligation of Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that, if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)           Each provision of this Agreement shall be subject to such reasonable changes of construction as Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)           Each provision of this Agreement also shall be subject to such reasonable changes of construction as Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08        Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.09        Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.10        Interest Rates.

Administrative Agent does not warrant, nor accept responsibility, nor shall Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Adjustment”, “Eurocurrency Rate”, “Pre-Adjustment LIBOR Successor Rate”, “Related Adjustment”, “SONIA”, “SONIA Adjustment”, “SONIA Daily Floating Rate” or with respect to any rate (including for the avoidance of doubt, the selection of such rate and any related spread or adjustment) that is an alternative or replacement for or successor to any of such rate (including any LIBOR Successor Rate or Successor Rate) or the effect of any of the foregoing, or of any Successor Rate Conforming Changes.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Commitments.

(a)           Dollar Tranche Loans. Subject to the terms and conditions set forth herein, each Dollar Tranche Lender severally agrees to make revolving loans (each such loan, a “Dollar Tranche Loan”) to Borrower in Dollars on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Dollar Tranche Commitment; provided, however, that after giving effect to any Borrowing of Dollar Tranche Loans, (w) the Total Outstandings shall not exceed the Aggregate Commitments, (x) the aggregate Outstanding Amount of the Dollar Tranche Loans shall not exceed the aggregate amount of all Dollar Tranche Commitments, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment and (z) the aggregate Outstanding Amount of the Dollar Tranche Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Dollar Tranche Commitment. Within the limits of each Lender’s Dollar Tranche Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Dollar Tranche Loans may be Base Rate Loans, LIBOR Daily Floating Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b)           Alternative Currency Tranche Loans. Subject to the terms and conditions set forth herein, each Alternative Currency Tranche Lender severally agrees to make revolving loans (each such loan, an “Alternative Currency Tranche Loan”) to Borrower in an Alternative Currency on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Alternative Currency Commitment; provided, however, that after giving effect to any Borrowing of Alternative Currency Tranche Loans, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of Alternative Currency Tranche Loans shall not exceed the aggregate amount of all Alternative Currency Commitments, and (z) the aggregate Outstanding Amount of all Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, Borrowers may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Alternative Currency Tranche Loans denominated in Sterling may only be SONIA Daily Floating Rate Loans, and Alternative Currency Tranche Loans denominated in Euro or Canadian Dollars may only be Eurocurrency Rate Loans, as further provided herein.

2.02        Borrowings, Conversions and Continuations of Loans.

(a)           Each Borrowing, each conversion of Loans denominated in Dollars from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to Administrative Agent of a Loan Notice. Each such Loan Notice must be received by Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of (x) any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars, (y) any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans or LIBOR Daily Floating Rate Loans, or (z) any Borrowing of SONIA Daily Floating Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Loans or LIBOR Daily Floating Rate Loans (by 1:00 p.m. with respect to LIBOR Daily Floating Rate Loans). Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of the Dollar Equivalent of $1,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof. Each Borrowing of SONIA Daily Floating Rate Loans shall be in a principal amount of £500,000 or a whole multiple of £100,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans or LIBOR Daily Floating Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Loans denominated in Dollars from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans denominated in Dollars are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the Tranche and, if applicable, the currency of the Loans to be borrowed, converted or continued. If Borrower requests a Loan but fails to specify a Tranche in any Loan Notice, then the applicable Loan shall be made as Dollar Tranche Loans if the request specifies Dollars (or does not specify a currency), and as Alternative Currency Tranche Loans if the request specifies an Alternative Currency or if no unused Dollar Tranche Commitments exist. If Borrower fails to specify a Type of Loan in a Loan Notice with respect to a Borrowing or if Borrower fails to give a timely notice requesting a conversion or continuation of Loans, then the applicable Loans shall be made as, or continued as, LIBOR Daily Floating Rate Loans or SONIA Daily Floating Rate Loans if such Loan is denominated in Sterling; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to LIBOR Daily Floating Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency or in a different Tranche, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency or reborrowed in a different Tranche to the extent permitted herein.

(b)           Following receipt of a Loan Notice, Administrative Agent shall promptly notify each Lender of the amount and currency of its Applicable Percentage of the applicable Loans. Following receipt of a Loan Notice requesting a Borrowing denominated in an Alternative Currency, Administrative Agent shall on or prior to the next following Business Day notify (i) each Alternative Currency Tranche Lender of both the Dollar Equivalent and the Alternative Currency Equivalent of its Applicable Percentage of such Borrowing, and (ii) all Alternative Currency Tranche Lenders and Borrower of the aggregate Alternative Currency Equivalent and the Dollar Equivalent of such Borrowing. If no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to LIBOR Daily Floating Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection.

In the case of a Borrowing, each Lender shall make the amount of its Loan available to Administrative Agent in Same Day Funds at Administrative Agent’s Office for the applicable currency not later than 2:00 p.m., in the case of Loans denominated in Dollars, and not later than the Applicable Time in the case of any Loan denominated in an Alternative Currency, in each case, on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing denominated in Dollars is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders.

(d)           Administrative Agent shall promptly notify Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Loans.

(f)            Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by Borrower, Administrative Agent, and such Lender.

2.03        Letters of Credit.

(a)           General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, Borrower may request the L/C Issuer, in reliance on the agreements of the Dollar Tranche Lenders set forth in this Section 2.03, to issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars for its own account or the account of any of its Subsidiaries in such form as is acceptable to Administrative Agent and the L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Commitments.

(b)           Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer and to Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section 2.03), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the L/C Issuer, Borrower also shall submit a letter of credit application and reimbursement agreement on the L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by Borrower to, or entered into by Borrower with, the L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

If Borrower so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by Borrower and the L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Dollar Tranche Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.03(d); provided, that the L/C Issuer shall not (i) permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from Administrative Agent that the Tranche Required Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from Administrative Agent, any Dollar Tranche Lender or Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(c)          Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the Outstanding Amount of the Dollar Tranche Loans of any Lender plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Dollar Tranche Commitment, and (iii) the aggregate L/C Obligations shall not exceed the lesser of (x) the Letter of Credit Sublimit and (y) the undrawn portion of the aggregate amount of the Dollar Tranche Commitments.

(i)            The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)         any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)          the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)          except as otherwise agreed by Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000, is to be denominated in a currency other than Dollars or is not a standby letter of credit; or

(D)          any Dollar Tranche Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(ii)            The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d)          Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then current expiration date of such Letter of Credit) and (ii) the Letter of Credit Expiration Date.

(e)          Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the L/C Issuer or the Dollar Tranche Lenders, the L/C Issuer hereby grants to each Dollar Tranche Lender, and each Dollar Tranche Lender hereby acquires from the L/C Issuer, a participation in such Letter of Credit equal to such Dollar Tranche Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Dollar Tranche Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Dollar Tranche Lender hereby absolutely, unconditionally and irrevocably agrees to pay to Administrative Agent, for account of the L/C Issuer, such Lender’s Applicable Percentage of each L/C Disbursement made by the L/C Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by Administrative Agent to the Dollar Tranche Lenders pursuant to Section 2.03(f) until such L/C Disbursement is reimbursed by Borrower or at any time after any reimbursement payment is required to be refunded to Borrower for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Loans made by such Dollar Tranche Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Dollar Tranche Lenders), and Administrative Agent shall promptly pay to the L/C Issuer the amounts so received by it from the Dollar Tranche Lenders. Promptly following receipt by Administrative Agent of any payment from Borrower pursuant to Section 2.03(f), Administrative Agent shall distribute such payment to the L/C Issuer or, to the extent that the Dollar Tranche Lenders have made payments pursuant to this clause (e) to reimburse the L/C Issuer, then to such Dollar Tranche Lenders and the L/C Issuer as their interests may appear. Any payment made by a Dollar Tranche Lender pursuant to this clause (e) to reimburse the L/C Issuer for any L/C Disbursement shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such L/C Disbursement.

Each Dollar Tranche Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Dollar Tranche Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Dollar Tranche Lender’s Dollar Tranche Commitment is amended pursuant to the operation of Section 2.13 or Section 2.14, as a result of an assignment in accordance with Section 10.06 or otherwise pursuant to this Agreement.

If any Dollar Tranche Lender fails to make available to Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Dollar Tranche Lender pursuant to the foregoing provisions of this Section 2.03(e), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Dollar Tranche Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the applicable Overnight Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Dollar Tranche Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Dollar Tranche Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Dollar Tranche Lender (through Administrative Agent) with respect to any amounts owing under this clause (e) shall be conclusive absent manifest error.

(f)           Reimbursement. If the L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, Borrower shall reimburse the L/C Issuer in respect of such L/C Disbursement by paying to Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on (i) the Business Day that Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time, provided that, if such L/C Disbursement is not less than $500,000, Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or Section 2.04 that such payment be financed with a Borrowing of Base Rate Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Loans. If Borrower fails to make such payment when due, Administrative Agent shall notify each Dollar Tranche Lender of the applicable L/C Disbursement, the payment then due from Borrower in respect thereof (the “Unreimbursed Amount”) and such Dollar Tranche Lender’s Applicable Percentage thereof. In such event, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the date of payment by the L/C Issuer under a Letter of Credit in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(g)          Obligations Absolute. Borrower’s obligation to reimburse L/C Disbursements as provided in clause (f) of this Section 2.03 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i)            any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under a Letter of Credit proving, in the absence of fraudulent or illegal conduct by the L/C Issuer as determined by a court of competent jurisdiction in a final and non-appealable judgment, to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice Borrower;

(v)           honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;

(vi)          any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)         payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)        any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder; or

(ix)          any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Borrower or any Subsidiary or in the relevant currency markets generally.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

None of Administrative Agent, the Dollar Tranche Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by Applicable Law) suffered by Borrower that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination, and that:

(i)            the L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;

(ii)           the L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii)          the L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv)          this sentence shall establish the standard of care to be exercised by the L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of Administrative Agent, the Dollar Tranche Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that, in the absence of fraudulent or illegal conduct by the L/C Issuer as determined by a court of competent jurisdiction in a final and non-appealable judgment, includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) the L/C Issuer declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) the L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to the L/C Issuer.

(h)           Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and Borrower when a Letter of Credit is issued by it, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall be responsible to Borrower for, and the L/C Issuer’s rights and remedies against Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i)            The L/C Issuer shall act on behalf of the Dollar Tranche Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(j)            Letter of Credit Fees. Borrower shall pay to Administrative Agent for the account of each Dollar Tranche Lender in accordance, subject to Section 2.16, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand and (ii) computed on a quarterly basis in arrears; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to Section 2.03 shall be payable, to the maximum extent permitted by Applicable Law, to the other Dollar Tranche Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Tranche Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(k)           Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to the L/C Issuer for its own account without sharing by the other Dollar Tranche Lenders (A) with the issuance of each such Letter of Credit, a fronting fee, in Dollars, of one eighth of one percent (0.125%) per annum on the maximum amount available to be drawn under Letters of Credit issued by it from the date of issuance to the date of expiration, and (B) upon the issuance, amendment, negotiation, transfer and/or conversion of any Letters of Credit or any other action or circumstance requiring administrative action on the part of the L/C Issuer with respect thereto, customary charges, in Dollars, of the L/C Issuer with respect thereto (collectively, the “L/C Issuer Fees”). The L/C Issuer Fees pursuant to the foregoing clause (A) shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. The L/C Issuer Fees pursuant to the foregoing clause (B) are due and payable on demand and are nonrefundable.

(l)            Disbursement Procedures. The L/C Issuer for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The L/C Issuer shall promptly after such examination notify Administrative Agent and Borrower in writing of such demand for payment if the L/C Issuer has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse the L/C Issuer and the Lenders with respect to any such L/C Disbursement.

(m)          Interim Interest. If the L/C Issuer shall make any L/C Disbursement, then, unless Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that if Borrower fails to reimburse such L/C Disbursement when due pursuant to clause (f) of this Section 2.03, then Section 2.08(b) shall apply. Interest accrued pursuant to this clause (m) shall be for account of the L/C Issuer, except that interest accrued on and after the date of payment by any Dollar Tranche Lender pursuant to clause (f) of this Section 2.03 to reimburse the L/C Issuer shall be for account of such Dollar Tranche Lender to the extent of such payment.

(n)           Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from Administrative Agent or the Tranche Required Lenders (or, if the maturity of the Loans has been accelerated, Dollar Tranche Lenders with L/C Obligations representing greater than 50% of the total L/C Obligations) demanding the deposit of cash collateral pursuant to this clause (n), Borrower shall immediately deposit into an account established and maintained on the books and records of Administrative Agent (the “Collateral Account”) an amount in cash equal to the Minimum Collateral Amount plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in clause (f) of Section 8.01. Such deposit shall be held by Administrative Agent as collateral for the payment and performance of the obligations of Borrower under this Agreement. In addition, and without limiting the foregoing or clause (d) of this Section 2.03, if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), Borrower shall immediately deposit into the Collateral Account an amount in cash equal to the Minimum Collateral Amount plus any accrued and unpaid interest thereon.

Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Administrative Agent and at Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by Administrative Agent to reimburse the L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Dollar Tranche Lenders with L/C Obligations representing greater than 50% of the total L/C Obligations), be applied to satisfy other obligations of Borrower under this Agreement. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived.

(o)           Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse, indemnify and compensate the L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of Borrower. Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(p)           Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04       Prepayments.

(a)          Borrower may, upon notice to Administrative Agent pursuant to delivery to Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars or SONIA Daily Floating Rate Loans, (B) four (4) Business Days (or five (5) Business Days, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Loans and LIBOR Daily Floating Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans or SONIA Daily Floating Rate Loans shall be in a principal amount of the Dollar Equivalent of $3,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans or LIBOR Daily Floating Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date, amount and currency of such prepayment and the Type(s), Tranche and currency of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)          If for any reason (i) the Total Outstandings at any time exceed the Aggregate Commitments then in effect, (ii) the L/C Obligations at such time exceed the Letter of Credit Sublimit then in effect, or (iii) the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, Borrower shall immediately (and in any event within one (1) Business Day or, in the case of the Alternative Currency Sublimit, within five (5) Business Days) prepay the Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to eliminate such deficiency; provided, however, that, subject to the provisions of Section 2.15(a)(iv), Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Loans, the Total Outstandings exceed the Aggregate Commitments then in effect.

2.05        Termination or Reduction of Commitments. Borrower may, upon notice to Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, (x) the Total Outstandings would exceed the Aggregate Commitments or (y) the Outstanding Amount of all Loans denominated in Alternative Currencies exceeds an amount equal to the Alternative Currency Sublimit, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess. The amount of any such Aggregate Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by Borrower. Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06        Repayment of Loans. Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans made to Borrower outstanding on such date.

2.07        Interest.

(a)          Subject to the provisions of clause (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each LIBOR Daily Floating Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the LIBOR Daily Floating Rate plus the Applicable Rate; and (iv) each SONIA Daily Floating Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the SONIA Daily Floating Rate plus the Applicable Rate.

(b)          Default Interest.

(i)            If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iii)          Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)          Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08        Fees.

In addition to certain fees described in clauses (g) and (h) of Section 2.03:

(a)          Facility Fee. From and after the Closing Date, Borrower agrees to pay to Administrative Agent for the ratable benefit of the Lenders, a facility fee at a per annum rate equal to the Applicable Rate times the actual daily amount of the aggregate Commitment (as such amount may be reduced pursuant to Section 2.05 above), regardless of usage, or, if the Aggregate Commitments have terminated, on the outstanding amount of all Loans and L/C Obligations (the “Facility Fee” and collectively, for all the Lenders, the “Facility Fees”). To the extent applicable, the Facility Fee shall accrue at all times during the Availability Period (and thereafter so long as Obligations shall remain outstanding), including periods during which the conditions to Credit Extensions in Section 4.02 may not be met, and shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand); provided, that, pursuant to Section 2.15(a)(iii), (i) no Facility Fee shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (ii) any Facility Fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by Borrower so long as such Lender shall be a Defaulting Lender. Administrative Agent shall distribute the Facility Fee to the Lenders pro rata in accordance with the respective Commitments of the Lenders.

(b)          Upfront and Other Fees. Borrower agrees to pay to Administrative Agent for the benefit of the Lenders the upfront and other fees in Dollars provided in the Engagement Letter.

(c)          Other Fees.

(i)            Borrower shall pay to the Arrangers and Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Engagement Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           Borrower shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09        Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), provided that in the case of Loans denominated in Sterling, interest shall be computed on the basis of a year of 365 days, unless as to which market practice differs from the foregoing, and in such case, in accordance with such market practice. In the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. With respect to all Non-LIBOR Quoted Currencies, the calculation of the applicable interest rate (exclusive of the Applicable Rate) shall be determined in accordance with market practice.

2.10        Evidence of Debt.

(a)          The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. Administrative Agent shall maintain the Register in accordance with Section 10.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender to Borrower made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loans to Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in clause (a) above, each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

2.11        Payments Generally; Administrative Agent’s Clawback.

(a)          General. All payments to be made by Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after (i) 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by Administrative Agent, in the case of payments in an Alternative Currency, shall, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as expressly provided for herein, if any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)            Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans or LIBOR Daily Floating Rate Loans, prior to 2:00 p.m. on the date of such Borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans or LIBOR Daily Floating Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the applicable Overnight Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the applicable Overnight Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

With respect to any payment that Administrative Agent makes for the account of the Lenders or the L/C Issuer hereunder as to which Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) Borrower has not in fact made such payment; (2) Administrative Agent has made a payment in excess of the amount so paid by Borrower (whether or not then owed); or (3) Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Overnight Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c)          Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)          Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans (including Alternative Currency Tranche Loans and Dollar Tranche Loan), to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)          Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12        Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)             if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this Section 2.12 shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section 2.12 shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

2.13        Extension of Maturity Date.

(a)          Requests for Extension. Borrower may, at its option, but no more than two (2) times, by notice to Administrative Agent (who shall promptly notify the Lenders) not earlier than one hundred twenty (120) days and not later than thirty (30) days prior to (i) the Initial Maturity Date, elect that the Lenders extend the Maturity Date for an additional six (6) months from the Initial Maturity Date (such new Maturity Date, the “First Extended Maturity Date”) and (ii) the First Extended Maturity Date, elect that the Lenders extend the Maturity Date for an additional six (6) months from the First Extended Maturity Date.

(b)           Confirmation by Administrative Agent. Administrative Agent shall confirm receipt of Borrower’s notice delivered pursuant to Section 2.13(a) no later than the date that is fifteen (15) days prior to the Initial Maturity Date or the First Extended Maturity Date, as applicable (or, in each case, if such date is not a Business Day, on the next preceding Business Day).

(c)           Extension of Maturity Date. If (and only if) the conditions precedent set forth in Section 2.13(d) have been met, then, effective as of the Initial Maturity Date or the First Extended Maturity Date, as applicable, the Maturity Date shall be extended to the date falling six (6) months after the Initial Maturity Date or the First Extended Maturity Date, as applicable (except that, in each case, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day); provided that the Maturity Date shall not be extended beyond the first anniversary of the Initial Maturity Date.

(d)           Conditions to Effectiveness of Extensions. As a condition precedent to each extension of the Maturity Date, (i) Borrower shall deliver to Administrative Agent a certificate dated as of the Initial Maturity Date or the First Extended Maturity Date, as applicable, signed by a Responsible Officer of Borrower (x) certifying and attaching the resolutions adopted by each of the Credit Parties approving or consenting to such extension and (y) certifying that (1) the representations and warranties contained in Article V and in the other Loan Documents are true and correct in all material respects (except to the extent that any representation or warranty that is qualified by materiality shall be true and correct in all respects) on and as of the Initial Maturity Date or the First Extended Maturity Date, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in clauses (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 and (2) as of the Initial Maturity Date or the First Extended Maturity Date, as applicable, and immediately after giving effect to such extension, no Default exists and (ii) Borrower shall pay to the Lenders on the Initial Maturity Date or the First Extended Maturity Date, as applicable, a fee (to be shared among the Lenders based upon their Applicable Percentages of the Aggregate Commitments) equal to the product of (x) 0.0625% multiplied by (y) the then Aggregate Commitments.

(e)          Conflicting Provisions. This Section 2.13 shall supersede any provisions in Section 10.01 to the contrary.

2.14        Increase in Commitments; Addition of Incremental Term Loan Facilities.

(a)          Request for Increase. At any time prior to the then applicable Maturity Date, Borrower shall have the right to increase the aggregate amount of the Facilities to an amount not exceeding $2,500,000,000 by requesting an increase in the Aggregate Commitments (each such increase, an “Incremental Revolving Increase”), or adding one or more new tranches of term loans (each an “Incremental Term Loan Facility”; each Incremental Term Loan Facility and each Incremental Revolving Increase are collectively referred to as “Incremental Facilities”); provided that (i) no Default has occurred and is continuing, (ii) each increase must be in a minimum amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof (or such other amounts as are agreed to by Borrower and Administrative Agent), (iii) except in the case of a newly established Incremental Term Loan Facility, each such Incremental Facility shall be on the same terms as the Aggregate Commitments being increased, (iv) all incremental commitments and loans provided as part of a newly established Incremental Term Loan Facility shall be on terms agreed to by Borrower and the Lenders providing such Incremental Term Loan Facility; provided, that (x) the final maturity date therefor may not be earlier than the latest Maturity Date (including any extension option) and (y) if the terms of such Incremental Term Loan Facility (other than final maturity) are not the same as the terms of a then existing Incremental Term Loan Facility, such new Incremental Term Loan Facility shall be on terms reasonably acceptable to Administrative Agent and (v) the conditions to the making of a Credit Extension set forth in Section 4.02 (other than Section 4.02(c)) shall be satisfied or waived. At the time of sending such notice, Borrower (in consultation with Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the applicable Lenders).

(b)           Lender Elections to Increase. Each Lender shall notify Administrative Agent within such time period whether or not it agrees to increase its Commitment or make term loans under the proposed Incremental Term Loan Facility, as applicable, and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase or requested Incremental Facility. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment or make term loans under the proposed Incremental Term Loan Facility, as applicable.

(c)           Notification by Administrative Agent; Additional Lenders. Administrative Agent shall notify Borrower and each applicable Lender of the Lenders’ responses to each request made hereunder. Subject to the approval of Administrative Agent (which approval shall not be unreasonably withheld or delayed) and, in the case of an Incremental Revolving Increase, the L/C Issuer, Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to Administrative Agent and its counsel (a “New Lender Joinder Agreement”).

(d)           Effective Date and Allocations. If the Commitments are increased or term loans shall be made under the Incremental Term Loan Facility, as applicable, in accordance with this Section 2.14, Administrative Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Facility. Administrative Agent shall promptly notify Borrower and the applicable Lenders of the final allocation of such Incremental Facility and the Increase Effective Date.

(e)           Conditions to Effectiveness of Incremental Facility. As a condition precedent to such increase, (i) Borrower shall deliver to Administrative Agent a certificate of each Credit Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Credit Party (x) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, and (y) in the case of Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in clauses (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists or would result therefrom, and (ii) (x) upon the reasonable request of any Lender made at least ten (10) Business Days prior to the Increase Effective Date, Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least ten (10) Business Days prior to the Increase Effective Date and (y) at least ten (10) Business Days prior to the Increase Effective Date, any Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Credit Party.

(f)            Conflicting Provisions. This Section 2.14 shall supersede any provisions in Section 2.12 or 10.01 to the contrary.

(g)           Amendments. If any amendment to this Agreement is reasonably requested to give effect to or to evidence any addition of Incremental Facilities pursuant to and in accordance with this Section 2.14, then such amendment shall be effective if executed by the Credit Parties, each Lender providing such Incremental Facility and Administrative Agent.

(h)          Adjustment of Loans. On any Increase Effective Date on which an Incremental Revolving Increase is effective, each Lender that is participating in the Incremental Revolving Increase on such Increase Effective Date shall make a Loan, the proceeds of which will be used to prepay the Loans of the other Lenders immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Loans outstanding are held by the Lenders pro rata based on their Commitments after giving effect to such Increase Effective Date, and Borrower shall pay any additional amounts required pursuant to Section 3.05 in connection with any such adjustment of the Loans. If there is a new borrowing of Loans on such Increase Effective Date, the Lenders after giving effect to the Incremental Revolving Increase on such Increase Effective Date shall make such Loans in accordance with Section 2.01(a).

(i)           Fees. On or prior to each Increase Effective Date, Borrower shall pay to the Agents and to the Lenders providing the related Incremental Facility such fees as are payable to such Persons in connection with such Incremental Facility as agreed to by the relevant parties in connection with such Incremental Facility.

(j)           Making of New Term Loans. On any Increase Effective Date on which an Incremental Term Loan Facility is effective, subject to the satisfaction of the foregoing terms and conditions, each Lender participating in such Incremental Term Loan Facility shall make a term loan to Borrower in an amount equal to its allocation of such Incremental Term Loan Facility.

2.15        Cash Collateral.

(a)          Certain Credit Support Events.

(i)             (A) Upon the request of Administrative Agent or the L/C Issuer (x) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit issued by it and such drawing has resulted in an L/C Borrowing, or (y) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding or (B) upon the request of Administrative Agent pursuant to Section 8.02, Borrower shall, in each case, promptly, and in any event no later than three (3) Business Days after receipt of such request, Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii)            If at any time that there shall exist a Defaulting Lender that is a Dollar Tranche Lender, promptly upon the request of Administrative Agent or the L/C Issuer, Borrower shall deliver to Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(iii)           In addition, if Administrative Agent notifies Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds one hundred five percent (105%) of the Letter of Credit Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, Borrower shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit; provided that Cash Collateral provided pursuant to this Section 2.15(a)(iii) shall be refunded to Borrower when the Outstanding Amount of all L/C Obligations is less than one hundred five percent (105%) of the Letter of Credit Sublimit then in effect.

(iv)           Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided as required in the reasonable judgment of Administrative Agent in order to protect against the results of exchange rate fluctuations.

(b)          Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to clause (a)(iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)          Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)          Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03), or (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16        Defaulting Lenders.

(a)          Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)             Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”, “Tranche Required Lenders” and Section 10.01.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the extent such Defaulting Lender is a Dollar Tranche Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to the extent such Defaulting Lender is a Dollar Tranche Lender, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, to the extent such Defaulting Lender is a Dollar Tranche Lender, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders (or with respect to L/C Obligations, all Non-Defaulting Lenders that are Dollar Tranche Lenders) on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and, if such Defaulting Lender is a Dollar Tranche Lender, funded and unfunded participations in L/C Obligations are held by the Lenders (or Dollar Tranche Lenders, as applicable) pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)         Certain Fees.

(A)          Each Defaulting Lender shall not be entitled to receive fees payable under Section 2.08(a) or (b) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to each such Defaulting Lender).

(B)           Each Defaulting Lender that is a Dollar Tranche Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C)           With respect to any fee payable under Section 2.08 or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrower shall (x) pay to each Non-Defaulting Lender that is a Dollar Tranche Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)          Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders that are Dollar Tranche Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)           Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b)          Defaulting Lender Cure. If Borrower, Administrative Agent and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and, if such lender is a Dollar Tranche Lender, funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders (or Dollar Tranche Lenders, as applicable) in accordance with the Commitments (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)          New Letters of Credit. So long as any Dollar Tranche Lender is a Defaulting Lender, the L/C Issuer shall not be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)          Defined Terms. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA.

(b)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)          Indemnification by the Credit Parties. The Credit Parties shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Credit Parties have not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this clause (e).

(f)           Evidence of Payments. As soon as practicable after any payment of Taxes by the Credit Parties to a Governmental Authority as provided in this Section 3.01, such Credit Parties shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g)          Status of Lenders; Tax Documentation.

(i)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A)         any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(I)                in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)              executed copies of IRS Form W-8ECI;

(III)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(IV)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)          Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(h)          Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Credit Parties or with respect to which the Credit Parties have paid additional amounts pursuant to this Section 3.01, it shall pay to the applicable Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Credit Party, upon the request of the Recipient, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the applicable Recipient be required to pay any amount to any Credit Party pursuant to this clause (h) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(i)           Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02        Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, upon notice thereof by such Lender to Borrower (through Administrative Agent), (a) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans denominated in Dollars, to convert Base Rate Loans or LIBOR Daily Floating Rate Loans to Eurocurrency Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans and LIBOR Daily Floating Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), immediately in the case of LIBOR Daily Floating Rate Loans and, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03        Inability to Determine Rates.

(a)          If in connection with any request for a Eurocurrency Rate Loan or a Daily Floating Rate Loan, or a conversion to or continuation thereof, (i) Administrative Agent determines that (A) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank eurodollar market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan or the applicable term with respect to any Daily Floating Rate Loan, (B) (x) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan or Daily Floating Rate Loan and (y) the circumstances described in Section 3.03(c)(i) do not apply, or (C) a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Alternative Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) (in each case with respect to this clause (i), “Impacted Loans”), or (ii) Administrative Agent or the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or a proposed Daily Floating Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, Administrative Agent will promptly so notify Borrower and each applicable Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currencies or Daily Floating Rate Loan, as applicable, shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods or Daily Floating Rate Loan), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 3.03(a), until Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or Daily Floating Rate Loan or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding affected Eurocurrency Rate Loans denominated in Dollars or Daily Floating Rate Loan will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (B) any outstanding affected Eurocurrency Rate Loans denominated in an Alternative Currency, at Borrower’s election, shall either (1) be converted into a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Eurocurrency Rate Loan at the end of the applicable Interest Period or (2) be prepaid at the end of the applicable Interest Period in full; provided that if no election is made by Borrower by the earlier of (x) the date that is three Business Days after receipt by Borrower of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan, Borrower shall be deemed to have elected clause (1) above.

(b)          Notwithstanding the foregoing, if Administrative Agent has made the determination described in clause (i) of Section 3.03(a), Administrative Agent, in consultation with Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 3.03(a), (ii) Administrative Agent or the Required Lenders notify Administrative Agent and Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides Administrative Agent and Borrower written notice thereof.

(c)          Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if Administrative Agent determines (which determination shall be conclusive absent manifest error), or Borrower or Required Lenders notify Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that Borrower or Required Lenders (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining the Applicable Reference Rate for an Applicable Currency for any requested Interest Period, including because the Screen Rate for such Applicable Currency is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)           the administrator of the Screen Rate for an Applicable Currency or a Governmental Authority having jurisdiction over Administrative Agent or such administrator has made a public statement identifying a specific date after which the Applicable Reference Rate for an Applicable Currency or the Screen Rate for an Applicable Currency shall no longer be made available, or used for determining the interest rate of loans denominated in such Applicable Currency, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to Administrative Agent, that will continue to provide the Applicable Reference Rate for such Applicable Currency after such specific date (such specific date, the “Scheduled Unavailability Date”);

(iii)          the administrator of the Applicable Reference Rate for an Applicable Currency or a Governmental Authority having jurisdiction over such administrator has made a public statement announcing that all Interest Periods and other tenors of the Applicable Reference Rate for such Applicable Currency are no longer representative; or

(iv)          syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Applicable Reference Rate for an Applicable Currency;

(1) with respect to LIBOR for U.S. Dollars only:

then, in the case of clauses (i) through (iii) above with respect to LIBOR for U.S. Dollars only, on a date and time determined by Administrative Agent (any such date, the “LIBOR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant Interest Payment Date, as applicable, for interest calculated and shall occur within a reasonable period of time after the occurrence of any of the events or circumstances under clauses (i), (ii), or (iii) above and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, LIBOR for U.S. Dollars will be replaced hereunder and under any Loan Document with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “LIBOR Successor Rate”; and any such rate before giving effect to the Related Adjustment, the “Pre-Adjustment LIBOR Successor Rate”):

(x)           Term SOFR plus the Related Adjustment; and

(y)           SOFR plus the Related Adjustment;

in the case of clause (iv) above with respect to LIBOR for U.S. Dollars only, Borrower and Administrative Agent may amend this Agreement solely for the purpose of replacing LIBOR for U.S. Dollars under this Agreement and under any other Loan Document (A) in accordance with the definition of “LIBOR Successor Rate” set forth above, or (B) with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a LIBOR Successor Rate. Any such amendment will become effective at 5:00 p.m. on the fifth Business Day after Administrative Agent shall have notified all Lenders and Borrower of the occurrence of the circumstances described in clause (iv) above unless, prior to such time, Lenders comprising the Required Lenders have delivered to Administrative Agent written notice that such Required Lenders object to the implementation of a LIBOR Successor Rate pursuant to such clause;

provided that, if initially LIBOR for U.S. Dollars is replaced with the rate contained in clause (y) above (SOFR plus the applicable Related Adjustment) and subsequent to such replacement, Administrative Agent determines that Term SOFR has become available, is administratively feasible for Administrative Agent and would have been identified as the Pre-Adjustment LIBOR Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and Administrative Agent notifies Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant Interest Payment Date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Pre-Adjustment LIBOR Successor Rate shall be Term SOFR and the LIBOR Successor Rate shall be Term SOFR plus the relevant Related Adjustment.

(2) with respect to Applicable Reference Rate for an Alternative Currency only:

then, reasonably promptly after such determination by Administrative Agent or receipt by Administrative Agent of such notice, as applicable, Administrative Agent and Borrower may amend this Agreement solely for the purpose of replacing the Applicable Reference Rate for an Alternative Currency in accordance with this Section 3.03 with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar syndicated credit facilities syndicated in the U.S. and denominated in the Applicable Currency for such alternative benchmarks and including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar syndicated credit facilities syndicated in the U.S. and denominated in the Applicable Currency for such benchmarks, each of which adjustments or methods for calculating such adjustments shall be published on one or more information services as selected by Administrative Agent from time to time in its reasonable discretion and may be periodically updated (each, an “Adjustment;” and any such proposed rate, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Administrative Agent shall have posted such proposed amendment to all Lenders and Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to Administrative Agent written notice that such Required Lenders object to such amendment. A Successor Rate for an Alternative Currency shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Administrative Agent, such Successor Rate for such Applicable Currency shall be applied in a manner as otherwise reasonably determined by Administrative Agent.

If no LIBOR Successor Rate or Successor Rate has been determined for the Applicable Currency and the circumstances under clause (i) or (iii) above exist or the Scheduled Unavailability Date has occurred (as applicable), Administrative Agent will promptly so notify Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in each such Applicable Currency and Daily Floating Rate Loan shall be suspended, (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, (i) Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in each such affected Applicable Currency (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or Daily Floating Rate Loan or, failing that, will be deemed to have converted each such request into a request for a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding affected Eurocurrency Rate Loans denominated in Dollars and Daily Floating Rate Loan will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (B) any outstanding affected Eurocurrency Rate Loans denominated in an Alternative Currency, at Borrower’s election, shall either (1) be converted into a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Eurocurrency Rate Loan at the end of the applicable Interest Period or (2) be prepaid at the end of the applicable Interest Period in full; provided that if no election is made by Borrower by the earlier of (x) the date that is three Business Days after receipt by Borrower of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan, Borrower shall be deemed to have elected clause (1) above.

Notwithstanding anything else herein, any definition of a LIBOR Successor Rate or a Successor Rate for any currency shall provide that in no event shall such LIBOR Successor Rate or Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate or a Successor Rate for any currency, Administrative Agent will have the right to make Successor Rate Conforming Changes with respect to such currency from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Successor Rate Conforming Changes for the Applicable Currency to the Lenders reasonably promptly after such amendment becomes effective.

3.04        Increased Costs; Reserves on Certain Loans.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement, Eurocurrency Rate Loans or LIBOR Daily Floating Rate Loan made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time, following the receipt by Borrower of a written request therefor, Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section 3.04 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)          Reserves on Certain Loans. Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan and/or LIBOR Daily Floating Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable fifteen (15) days from receipt of such notice.

3.05        Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower;

(c)           any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 10.13; or

(d)           any failure by Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;

including any loss of anticipated profits, any foreign exchange loss and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank eurodollar market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office. Each Lender may make any Credit Extension to Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of Borrower such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)          Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), Borrower may replace such Lender in accordance with Section 10.13.

3.07       Survival.

All of Borrower’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01       Conditions of Initial Credit Extension.

The effectiveness of this Agreement and the obligation of the L/C Issuer and of each Lender to make its initial Credit Extension hereunder are subject to satisfaction or waiver of the following conditions precedent:

(a)          Loan Documents, Organization Documents, Etc. Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Administrative Agent:

(i)            executed counterparts of this Agreement and the other Loan Documents;

(ii)           a Note executed by Borrower in favor of each applicable Lender requesting such Note;

(iii)          copies of the Organization Documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date;

(iv)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Credit Party is a party;

(v)           such documents and certifications as Administrative Agent may reasonably require to evidence that each Credit Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in the jurisdiction of their incorporation or organization; and

(vi)          such other documents, instruments, agreements or information as Administrative Agent reasonably may reasonably request.

(b)          Opinions of Counsel. Administrative Agent shall have received, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to Administrative Agent a legal opinion of (i) Arnold & Porter Kaye Scholer LLP, special New York and Delaware counsel for the Credit Parties and (ii) special local counsel for the Credit Parties for the state of Maryland, in each case addressed to Administrative Agent, its counsel and the Lenders.

(c)          Officer’s Certificates. Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of Borrower as of the Closing Date, in a form satisfactory to Administrative Agent, stating that (i) each Credit Party is in compliance with all existing financial obligations (whether pursuant to the terms and conditions of this Agreement or otherwise), (ii) all governmental, shareholder and third party consents and approvals, if any, with respect to the Loan Documents and the transactions contemplated thereby have been obtained, (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Consolidated Party or any transaction contemplated by the Loan Documents, if such action, suit, investigation or proceeding could have a Material Adverse Effect, (iv) immediately prior to and following the transactions contemplated herein, each of the Credit Parties shall be Solvent, and (v) immediately after the execution of this Agreement and the other Loan Documents, (A) no Default or Event of Default exists and (B) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects.

(d)          Financial Statements. Receipt by Administrative Agent and the Lenders of (i) pro forma projections of financial statements (balance sheet, income and cash flows) for each of the fiscal years of the Consolidated Parties through December 31, 2025 and (ii) such other information relating to the Consolidated Parties as Administrative Agent may reasonably require in connection with the structuring and syndication of credit facilities of the type described herein.

(e)          Opening Compliance Certificate. Receipt by Administrative Agent of a Compliance Certificate as of the Closing Date signed by a Responsible Officer of Borrower and including (i) pro forma calculations for the current fiscal quarter based on the amounts set forth in the unaudited financial statements for the fiscal quarter ended March 31, 2021 and taking into account any Credit Extension made or requested hereunder as of such date, (ii) pro forma calculations of all financial covenants contained herein for each of the following four (4) fiscal quarters (based on the projections set forth in the materials delivered pursuant to clause (d) of this Section 4.01) and (iii) the current Debt Rating.

(f)           Unencumbered Property Certificate. Receipt by Administrative Agent of an Unencumbered Property Certificate as of the Closing Date signed by a Responsible Officer of Borrower.

(g)          Consents/Approvals. The Credit Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (i) any Applicable Law or (ii) any agreement, document or instrument to which any Credit Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of Borrower or any other Credit Party to fulfill its respective obligations under the Loan Documents to which it is a party.

(h)          Material Adverse Change. No material adverse change shall have occurred since December 31, 2020 in the condition (financial or otherwise), business, assets, operations, management or prospects of Borrower and its Consolidated Subsidiaries, taken as a whole.

(i)           Litigation. There shall not exist any pending or threatened action, suit, investigation or proceeding against any Credit Party or any of their Affiliates that could reasonably be expected to have a Material Adverse Effect or could otherwise materially and adversely affect the transactions set forth herein or contemplated hereby.

(j)           Repayment of Existing Credit Facility. Receipt by the Administrative Agent of satisfactory evidence that all obligations under the Existing Credit Agreement have been simultaneously repaid in full and terminated.

(k)          Fees and Expenses. Payment by the Credit Parties to Administrative Agent of all fees and expenses relating to the preparation, execution and delivery of this Agreement and the other Loan Documents which are due and payable on the Closing Date, including payment to Administrative Agent of the fees set forth in the Engagement Letter.

(l)           (i) Upon the reasonable request of any Lender, Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least ten (10) Business Days prior to the Closing Date and (ii) at least ten (10) Business Days prior to the Closing Date, any Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Credit Party.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, (i) this Agreement and each other document to which it is a party or which it has reviewed or (ii) any other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02        Conditions to All Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Credit Parties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (provided, that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct (provided, that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in clauses (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)           No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)           In the case of a Credit Extension to be denominated in an Alternative Currency, such currency remains an Eligible Currency.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by Borrower shall be deemed to be a representation and warranty by Borrower that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Each Credit Party, on behalf of itself and its Consolidated Parties, as applicable, represents and warrants to Administrative Agent and the Lenders that:

5.01        Existence, Qualification and Power.

Each Consolidated Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) in the case of a Credit Party, execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified to do business and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification; except in each case referred to in clauses (a) (solely as to Consolidated Parties that are not Credit Parties), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02        Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of each Loan Document to which it is a party has been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of such Credit Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Credit Party is party or affecting such Credit Party or the properties of such Credit Party or any of its Consolidated Subsidiaries (other than the Loan Documents) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Credit Party or the properties of such Credit Party or any of its Consolidated Subsidiaries are subject; or (c) violate any Law.

5.03        Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Credit Parties of this Agreement or any other Loan Document, except for such approvals, consents, exemptions, authorizations or other actions or notices or filings which have already been completed or obtained.

5.04        Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Credit Parties party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Credit Parties party thereto, enforceable against such Credit Parties in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and equitable principles relating to enforceability.

5.05        Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Consolidated Parties as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Consolidated Parties as of the date thereof, including liabilities for taxes, material commitments and material Indebtedness.

(b)           The unaudited consolidated balance sheet of the Consolidated Parties and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Consolidated Parties, in each case and when such are available after the Closing Date, as of March 31, 2021 for fiscal quarter period ended on such date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Consolidated Parties as of the date thereof and its results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Consolidated Parties as of the date thereof, including liabilities for taxes, material commitments and material Indebtedness.

(c)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06        Litigation.

There are no actions, suits, proceedings, claims, or disputes pending or, to the knowledge of the Responsible Officers of the Credit Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Consolidated Party or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate, could reasonably be expected to be determined adversely, and if so determined to have a Material Adverse Effect.

5.07        No Default.

No Consolidated Party is in default under or with respect to any Material Contract. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08        Ownership of Property and Valid Leasehold Interests; Liens.

(a)           Each Consolidated Party has good record and marketable title in fee simple to, or valid leasehold interests in, all applicable Real Property Assets, except for such defects in title or valid leasehold interests as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Set forth on the most recently delivered Unencumbered Property Certificate required pursuant to Section 6.02 is a list of all Unencumbered Properties (Unencumbered Asset Value). The Unencumbered Properties listed on the Unencumbered Property Certificate are the same as the properties listed on the corresponding certificate most recently delivered by Omega LP pursuant to Section 6.02 of the LP Credit Agreement. The Property of the Consolidated Parties is subject to no Liens, other than Permitted Liens.

5.09        Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a)           To the knowledge of the Responsible Officers of Borrower, each of the facilities and real properties owned, leased or operated by any Consolidated Party (the “Facilities”) and all operations at the Facilities are in compliance with all applicable Environmental Laws in all material respects and there is no violation of any Environmental Law in any material respect with respect to the Facilities or the businesses operated by any Consolidated Party at such time (the “Businesses”), and there are no conditions relating to the Facilities or the Businesses that are likely to give rise to liability under any applicable Environmental Laws.

(b)           To the knowledge of the Responsible Officers of Borrower, none of the Facilities contains, or has previously contained, any Hazardous Substances at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, applicable Environmental Laws.

(c)           To the knowledge of the Responsible Officers of Borrower, no Consolidated Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)           To the knowledge of the Responsible Officers of Borrower, Hazardous Substances have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities, in each case by or on behalf of any Consolidated Party in violation of, or in a manner that is likely to give rise to liability under, any applicable Environmental Law.

(e)           To the knowledge of the Responsible Officers of Borrower, no judicial proceeding or governmental or administrative action is pending or threatened, under any Environmental Law to which any Consolidated Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Consolidated Party, the Facilities or the Businesses.

(f)            To the knowledge of the Responsible Officers of Borrower, there has been no release or threat of release of Hazardous Substances at or from the Facilities, or arising from or related to the operations (including disposal) of any Credit Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that is likely to give rise to liability under any applicable Environmental Laws.

5.10        Insurance.

The Real Property Assets of the Consolidated Parties are insured, to Borrower’s knowledge, with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or each applicable Consolidated Party operates.

5.11        Taxes.

The Consolidated Parties have filed all federal and state income tax returns and all other material tax returns and reports required to be filed, and have paid all federal and state income taxes and all other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP. To the knowledge of the Responsible Officers of Borrower, there is no proposed tax assessment against any Consolidated Party that could, if made, have a Material Adverse Effect.

5.12        ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of the Responsible Officers of Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)           There are no pending or, to the knowledge of the Responsible Officers of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred, and neither Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)          Neither Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

(e)          Borrower represents and warrants as of the Closing Date that Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

5.13        Margin Regulations; Investment Company Act; REIT Status.

(a)          No Credit Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of Borrower only or of Borrower and its Consolidated Subsidiaries) subject to the provisions of Section 7.01 or Section 7.04 or subject to any restriction contained in any agreement or instrument between Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)          None of Borrower, any Person Controlling Borrower, or any Consolidated Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(c)          Borrower is taxed as a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.

5.14        Disclosure.

(a)          The Credit Parties have disclosed to Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Consolidated Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Responsible Officers of Borrower, no report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Consolidated Party to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, Borrower represents only that to the knowledge of the Responsible Officers of Borrower such information was prepared in good faith based upon assumptions believed to be reasonable at the time, with the understanding that certain of such information is prepared or provided by the Consolidated Parties based upon information and assumptions provided to such Consolidated Parties by Tenants of such Consolidated Parties.

(b)          As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.15        Compliance with Laws.

Each Consolidated Party is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16        Sanctions, etc.; Anti-Corruption Laws

(a)           Neither Borrower, nor any of its Consolidated Subsidiaries, nor, to the knowledge of Borrower and its Consolidated Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (c) located, organized or resident in a Designated Jurisdiction. Borrower and its Consolidated Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

(b)          Borrower and its Consolidated Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.17        Use of Proceeds.

The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 6.11.

5.18        Solvency.

Immediately before and immediately after giving effect to this Agreement, (a) Borrower is Solvent and (b) the Consolidated Parties are Solvent on a consolidated basis.

5.19        Credit Parties; Taxpayer Identification Numbers.

Set forth on Schedule 5.19 is a complete and accurate list of all Credit Parties as of the Closing Date showing (as of the Closing Date) the jurisdiction of its incorporation or organization, the type of organization it is and its true and correct U.S. taxpayer identification number, if any.

5.20        Unencumbered Properties.

Each Real Property Asset identified by Borrower as an Unencumbered Property in the most-recent Compliance Certificate delivered to Administrative Agent hereunder satisfies the criteria set forth in the definition of Unencumbered Property.

5.21        Affected Financial Institution.

No Consolidated Party is an Affected Financial Institution.

5.22        Covered Entities.

No Consolidated Party is a Covered Entity.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Credit Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Consolidated Party to:

6.01        Financial Statements.

Deliver to Administrative Agent (for distribution by Administrative Agent to each Lender), in form and detail reasonably satisfactory to Administrative Agent and the Required Lenders:

(a)           as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower (or if earlier, the date that is five (5) days after the reporting date for such information required by the SEC), a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal year, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided, that Administrative Agent hereby agrees that a Form 10-K of Borrower in form similar to that delivered as part of the Audited Financial Statements shall satisfy the requirements of this Section 6.01(a); and

(b)          as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Borrower (or if earlier, the date that is five (5) days after the reporting date for such information required by the SEC), a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal quarter, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Parties in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided, that Administrative Agent hereby agrees that a Form 10-Q of Borrower in form similar to that delivered to the SEC shall satisfy the requirements of this Section 6.01(b).

6.02        Certificates; Other Information.

Deliver to Administrative Agent (for distribution by Administrative Agent to each Lender), in form and detail reasonably satisfactory to Administrative Agent and the Required Lenders:

(a)          concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of Borrower; which shall include calculation of the financial covenants set forth in Section 7.09 and (ii) a duly completed Unencumbered Property Certificate;

(b)           within thirty (30) days after the end of each fiscal year of Borrower, beginning with the fiscal year ending December 31, 2021, an annual operating forecast of Borrower containing, among other things, pro forma financial statements for the then current fiscal year and updated versions of the pro forma financial projections delivered in connection with Section 4.01(d) hereof;

(c)           promptly after any request by Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors by the independent accountants of Borrower (or the audit committee of the board of directors of Borrower) in respect of Borrower (and, to the extent any such reports, letters or recommendations are prepared separately for any one or more of the Credit Parties, such Credit Party) by independent accountants in connection with the accounts or books of Borrower (or such Credit Party) or any audit of Borrower (or such Credit Party);

(d)           promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the SEC under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or to a holder of any Indebtedness owed by Borrower in its capacity as such holder and not otherwise required to be delivered to Administrative Agent pursuant hereto and (ii) upon the request of Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters;

(e)           promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to Borrower in connection with any annual, interim or special audit of the books of Borrower;

(f)            within ten (10) days upon any Responsible Officer of Borrower becoming aware thereof, reports detailing income or expenses of any assets directly owned or operated, or which will be included on the balance sheet for purposes of ASC 810, other than as previously disclosed in Borrower’s Form 10-K, 10-Q or any other publicly available information;

(g)           promptly, such additional information regarding the business, financial or corporate affairs of the Credit Parties, or compliance with the terms of the Loan Documents, as Administrative Agent or any Lender (through Administrative Agent) may from time to time reasonably request; and

(h)           promptly following any request therefor, information and documentation reasonably requested by Administrative Agent, the L/C Issuer or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (i) Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender upon its request to Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and (ii) Borrower shall notify Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Borrower hereby acknowledges that (a) Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of Borrower or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that so long as Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities, (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat Borrower Materials as not containing any material non-public information with respect to Borrower or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent and the Arranger shall be entitled to treat Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03        Notices.

Promptly following knowledge thereof by any Responsible Officer of Borrower, notify Administrative Agent (which shall notify each Lender) of:

(a)           the occurrence of any Default;

(b)           any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event;

(d)           any material change in accounting policies or financial reporting practices by Borrower or any Consolidated Party; and

(e)           any announcement by Moody’s, S&P or Fitch of any change or possible adverse change in a Debt Rating.

Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action the Credit Parties have taken and propose to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04        Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies imposed upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or any Consolidated Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05        Preservation of Existence, Etc.

(a)           Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03 or 7.04;

(b)           take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)           preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06        Maintenance of Properties.

Maintain, preserve and protect (or caused to be maintained, preserved and protected) all of its Unencumbered Properties and all other material property and equipment necessary in the operation of its business in good working order and condition, in each case, in a manner consistent in all material respects with how such Person maintained its Unencumbered Properties and other material property on the Closing Date, ordinary wear and tear excepted.

6.07        Maintenance of Insurance.

Maintain or use reasonable efforts to cause the Tenants under all leases to which it is a party as landlord of its properties to maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. Each Credit Party shall, and shall cause each of its Consolidated Subsidiaries to, provide prompt notice to Administrative Agent following such Credit Party’s receipt from the relevant insurer of any notice of termination, lapse or cancellation of such insurance.

6.08        Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees (including building and zoning laws and all Environmental Laws) applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09        Books and Records.

Maintain proper books of record and account, in which full, true and correct entries in conformity in all material respects with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Credit Party or Consolidated Party, as the case may be.

6.10        Inspection Rights.

Subject in all cases to the rights of Tenants, permit representatives or agents of any Lender or Administrative Agent, from time to time, and, if no Event of Default shall have occurred and be continuing, after reasonable prior notice, but not more than twice annually and only during normal business hours to: (a) visit and inspect any of its Real Property Assets to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its principal officers, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance; provided, however, that when an Event of Default has occurred and is continuing Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower (provided such expense shall be reasonable and documented) at any time during normal business hours and without advance notice or any limitation on the number of visits or inspections. If requested by Administrative Agent, Borrower or the Credit Parties, as applicable, shall execute an authorization letter addressed to its accountants authorizing Administrative Agent or any Lender to discuss the financial affairs of Borrower or any other Consolidated Party with its accountant.

6.11        Use of Proceeds.

Use the proceeds of all Loans and use Letters of Credit only for the purpose of (a) on the Closing Date, to refinance existing Indebtedness of the Credit Parties under the Existing Credit Facility and (b) on and after the Closing Date, to finance general corporate working capital (including Acquisitions, and acquiring or improving, directly or indirectly, income producing Healthcare Facilities and Investments incidental or related thereto), capital expenditures or other general corporate purposes of Borrower and its Subsidiaries (to the extent not inconsistent with the Credit Parties’ covenants and obligations under this Agreement and the other Loan Documents).

6.12        REIT Status; Stock Exchange Status.

(a) Operate their respective businesses at all times so as to satisfy all requirements necessary for Borrower to qualify as a REIT under Sections 856 through 860 of the Code and (b) maintain Borrower’s qualification as a REIT under Sections 856 through 860 of the Code. Borrower will maintain adequate records so as to comply in all material respects with all record-keeping requirements relating to its qualification as a REIT as required by the Code and applicable regulations of the Department of the Treasury promulgated thereunder and will properly prepare and timely file with the IRS all returns and reports required thereby. In addition, Borrower shall remain publicly traded with securities listed on the New York Stock Exchange or the NASDAQ Stock Market.

6.13        Additional Guarantors; Withdrawal or Addition of Unencumbered Properties; Release of Guarantors.

(a)           Upon any Domestic Consolidated Subsidiary becoming a borrower of, providing a guaranty of, or otherwise becoming liable for, unsecured Indebtedness for borrowed money evidenced by bonds, debentures, notes or other similar instruments in an amount of at least $50,000,000 individually or in the aggregate, Borrower shall cause such Domestic Consolidated Subsidiary (each a “New Subsidiary Guarantor”) to (i) become a Subsidiary Guarantor hereunder through the execution and delivery to Administrative Agent of a Subsidiary Guarantor Joinder Agreement on or before the deadline for the delivery of the Compliance Certificate required pursuant to Section 6.02(a) following the fiscal quarter in which the foregoing conditions for becoming a Subsidiary Guarantor are met, and (ii) deliver such other documentation as Administrative Agent may reasonably request in connection with the foregoing, including certified resolutions and other organizational and authorizing documents of such Subsidiary, favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to Administrative Agent.

(b)           Borrower may add and withdraw Real Property Assets from the pool of Unencumbered Properties without the consent of Administrative Agent; provided, that in the case of withdrawal of a Real Property Asset, Borrower shall have (i) given notice thereof to Administrative Agent, together with a written request to release the owner of the subject Real Property Asset from any Guaranty, if applicable, in accordance with the provisions hereof and (ii) delivered to Administrative Agent a Compliance Certificate demonstrating compliance with the financial covenants in Section 7.09 on a pro forma basis as if such Real Property Asset had been released as of the first day of the relevant period. In the case of withdrawal of a subject Real Property Asset from the pool of Unencumbered Properties entitling the owner of the subject Real Property Asset to a release from any Guaranty hereunder, Administrative Agent shall acknowledge (in writing delivered to Borrower upon written request of Borrower) withdrawal of the subject Real Property Asset and release from such Guaranty of the owner in respect thereof (excepting a situation where an Event of Default shall then exist and be continuing, or where withdrawal of the subject Real Property Asset would cause non-compliance with the financial covenants in Section 7.09 on a pro forma basis as if such Real Property Asset had been released as of the first day of the relevant period, which in either such case, the owner of the subject Real Property Asset shall not be released from its Guaranty hereunder until such time as the foregoing conditions no longer exist). Notwithstanding anything to the contrary in this Agreement, if the removal of any Unencumbered Properties would have the effect of curing all existing Events of Default, Borrower shall be permitted to withdraw such Real Property Assets, and any Event of Default with respect thereto shall be deemed cured as of the date of such withdrawal. In no event shall a Real Property Asset be added to, or released from, the pool of Unencumbered Properties unless such Real Property Asset is substantially concurrently therewith added to, or released from, as the case may be, the pool of Unencumbered Properties included under the LP Credit Agreement.

(c)           Notwithstanding the requirements set forth in clauses (a) or (b) of this Section 6.13, in the event that any Person acting as a Guarantor (other than Omega LP) (i) is no longer a borrower of, providing a guaranty of, or otherwise liable for, unsecured Indebtedness for borrowed money evidenced by bonds, debentures, notes or other similar instruments in an amount of at least $50,000,000 (excluding any amounts outstanding pursuant to this Agreement or the LP Credit Agreement) or (ii) would be automatically released from its guarantee obligations of any such indebtedness upon its release from the Guaranty or (iii) is sold to a third-party and such unsecured debt is paid off upon completion of the sale or is agreed to be assumed by and transferred to such third-party purchaser upon completion of such sale, then such Person shall be automatically released as a party to the Loan Documents (the “Release”). In such an event, Borrower will notify Administrative Agent that, pursuant to this Section 6.13(c), such Person shall be released and, in accordance with Section 9.11, Administrative Agent shall (to the extent applicable) deliver to the Credit Parties such documentation as is reasonably necessary to evidence the Release.

Notwithstanding the foregoing, (A) as set forth in Section 6.17 below, the Obligations shall remain a senior unsecured obligation, pari passu with all other senior unsecured Funded Debt of Borrower and Omega LP and to the extent applicable, any other Subsidiary Guarantor and (B) any Real Property Asset owned by an otherwise released or to be released Guarantor that is obligated in respect of outstanding recourse debt for Funded Debt shall not be deemed an Unencumbered Property for purposes of this Agreement.

(d)           Notwithstanding anything to the contrary contained in this Agreement, in the event that the results of any “know your customer” or similar investigation conducted by Administrative Agent with respect to any New Subsidiary Guarantor are not reasonably satisfactory to Administrative Agent, such Subsidiary Guarantor shall not be permitted to become a Guarantor, and for the avoidance of doubt (i) no Default shall occur as a result thereof and (ii) no Real Property Asset owned or ground leased, directly or indirectly, by such Subsidiary Guarantor, as the case may be, shall be included as an Unencumbered Property unless (x) such Real Property Asset satisfies all of the requirements set forth in the definition of Unencumbered Property and (y) Administrative Agent provides its prior written consent.

6.14        Environmental Matters.

(a)           (i) Comply in all material respects with all Environmental Laws in respect of its Real Property Assets, (ii) use commercially reasonable efforts to cause the Tenants under all leases to which it is a party as landlord of its Properties to comply with all applicable Environmental Laws, (iii) obtain and renew, or use commercially reasonable efforts to cause to be obtained and renewed, all environmental permits necessary for its operations and Properties and (iv) promptly take all actions necessary to prevent the imposition of any Liens on any of its Properties arising out of or related to any Environmental Laws, except, in the case of each of clause (i) through (iv), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b)           In respect of any Real Property Asset, if any Consolidated Party shall (i) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (ii) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against any Consolidated Party alleging violations of any Environmental Law or requiring any such Person to take any action in connection with the release of any Hazardous Substance or (iii) receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Substance or any damages caused thereby, the applicable Person shall provide Administrative Agent with a copy of such notice within ten (10) days after the receipt thereof by such Person, except, in the case of each of clause (i) through (iii), where any such notice relates to a potential or alleged violation that could not reasonably be expected to result in a Material Adverse Effect.

6.15        Further Assurances.

Promptly upon written request by Administrative Agent, to the extent not prohibited by Applicable Law or otherwise in contravention of the Credit Parties’ obligations under the Loan Documents, do, execute, acknowledge, deliver, register and re-register any and all such further acts, certificates, assurances and other instruments as Administrative Agent may reasonably require from time to time in order to satisfy and carry out more effectively the purposes of the Loan Documents.

6.16        Compliance with Material Contracts.

Perform and observe all the material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by Administrative Agent and, upon the reasonable request of Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Consolidated Party is entitled to make under such Material Contract.

6.17        Designation as Senior Debt.

Ensure that all Obligations are designated as “Senior Indebtedness” and are at least pari passu with all unsecured debt of each Consolidated Party.

6.18        Investor Guaranties.

Administrative Agent and the Lenders have agreed to accept from time to time, upon the request of Borrower, one or more Investor Guaranties. No Investor Guarantor shall be a person with whom Administrative Agent or any Lender is prohibited by Applicable Law from doing business, and Borrower shall deliver such information as Administrative Agent may reasonably request to verify the foregoing.

6.19        Anti-Corruption; Sanctions.

Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Credit Party shall not, nor shall it permit any of its Consolidated Parties to, directly or indirectly:

7.01        Liens.

Create, incur, assume or suffer to exist any Lien upon any of its assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens, if any, pursuant to any Loan Document;

(b)           Liens for Taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person;

(c)           carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person;

(d)           inchoate Liens arising in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, or to secure statutory obligations, other than any Lien imposed by ERISA;

(e)           the interests of lessees and lessors under leases or subleases (including Facility Leases) of, and the interest of managers or operators with respect to, real or personal property made in the ordinary course of business;

(f)            zoning restrictions, easements, rights-of-way, restrictions, restrictive covenants, encroachments, sets of facts that an up to date survey would show, title defects and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(h)           Liens in existence as of the Closing Date as set forth on Schedule 7.01 and any renewals or extensions thereof; provided, that the property covered thereby is not materially changed; and

(i)            other Liens incurred in connection with Consolidated Funded Debt as long as, after giving effect thereto, the Consolidated Parties are in compliance with the financial covenants in Section 7.09, on a pro forma basis as if such Lien had been incurred as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01 (or if such Lien exists as of the Closing Date, as of March 31, 2021); provided, that the Consolidated Parties may not grant a mortgage, deed of trust, lien, pledge, encumbrance or other security interest, in each case, to secure Funded Debt with respect to any Unencumbered Property or the Equity Interests in any Consolidated Party except in favor of the Lenders.

7.02        Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           obligations (contingent or otherwise) existing or arising under any Swap Contract; provided, that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”; and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(c)           without duplication, guaranties by a Consolidated Party in respect of any Indebtedness otherwise permitted hereunder;

(d)           Indebtedness set forth in Schedule 7.02 (and renewals, refinancing and extensions thereof); provided, that the amount of such Indebtedness is not increased at the time of such refinancing, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments utilized thereunder (for purposes of clarity, it is understood that Funded Debt on Schedule 7.02 is included in calculating the financial covenants in Section 7.09); and

(e)           other Funded Debt (including any portion of any renewal, financing, or extension of Indebtedness set forth in Schedule 7.02 to the extent such portion does not meet the criteria set forth in the proviso of clause (d) above) as long as, after giving effect thereto, the Consolidated Parties are in compliance with the financial covenants in Section 7.09, on a pro forma basis as if such Indebtedness had been incurred as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01 (or if such Indebtedness exists as of the Closing Date, as of March 31, 2021).

7.03        Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except as provided in Section 7.04 and except that, so long as no Event of Default exists or would result therefrom and subject to the proviso below,

(a)           a Credit Party may merge or consolidate with or into one or more other Credit Parties;

(b)          any Consolidated Party that is not a Credit Party may (i) merge or consolidate with or into a Credit Party, so long as such Credit Party is the continuing or surviving Person, (ii) merge or consolidate with or into another Consolidated Party that is not a Credit Party, or (iii) may dissolve, liquidate or wind up its affairs at any time, so long as such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect; and

(c)          any Consolidated Party may Dispose of all or substantially all of its assets (upon voluntary liquidation, pursuant to a Division or otherwise) to Borrower or another Consolidated Party, provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must be a Subsidiary Guarantor or Borrower; and provided, further, that if any Consolidated Party that is a limited liability company consummates a Division, each Division Successor must comply with the obligations set forth in Section 6.13;

provided, that (i) if Borrower or Omega LP is a party to any merger or consolidation permitted under this Section 7.03 it shall be the continuing or surviving Person and (ii) in no event shall Borrower and Omega LP be permitted to merge or consolidate with each other.

7.04        Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of equipment or Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement Property; provided, that if the Property disposed of is an Unencumbered Property it is removed from the calculation of Unencumbered Asset Value;

(d)           Dispositions of Property by any Consolidated Party to a Credit Party or to a Wholly Owned Subsidiary; provided, that if the transferor of such Property is a Credit Party, the transferee thereof must be a Credit Party;

(e)           Dispositions permitted by Section 7.03;

(f)            Dispositions by Borrower and the Consolidated Parties not otherwise permitted under this Section 7.04; provided, that (i) at the time of such Disposition, no Default or Event of Default exists and is continuing (that would not be cured by such Disposition) or would result from such Disposition and (ii) after giving effect thereto, the Consolidated Parties are in compliance with the financial covenants in Section 7.09, on a pro forma basis as if such Disposition had been incurred as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01; and

(g)           real estate leases entered into in the ordinary course of business.

Notwithstanding anything above, any Disposition pursuant to clauses (a) through (g) shall be for fair market value.

7.05        Restricted Payments.

Declare or make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, if any Event of Default shall have occurred and be continuing or would result therefrom; provided that

(a)           each Consolidated Party (other than Borrower) may declare and make Restricted Payments ratably to the holders of such Consolidated Party’s Equity Interests according to their respective holdings of the type of Equity Interests in respect of which such Restricted Payment is being made;

(b)           any Consolidated Party may declare and make Restricted Payments payable solely in the common stock or other common Equity Interests in such Person; and

(c)           so long as (i) no Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing or would not result therefrom and (ii) none of the Obligations have been accelerated under Section 8.02, Borrower may declare and make Restricted Payments in any fiscal year in an aggregate amount equal to the amount required to be paid by Borrower to its equity holders in order for Borrower to maintain its REIT status.

7.06        Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by Borrower and the Consolidated Parties on the date hereof or any business substantially related or incidental thereto.

7.07        Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Consolidated Party as would be obtainable by Borrower or such Consolidated Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Consolidated Parties and/or between or among the Wholly Owned Subsidiaries.

7.08        Sanctions; Anti-Money Laundering; Anti-Corruption.

(a)          Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer or otherwise) of Sanctions.

(b)          Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other anti-corruption legislation in other jurisdictions.

7.09        Financial Covenants.

(a)          Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio to be greater than sixty percent (60%) as of the end of any fiscal quarter of Borrower; provided, however, notwithstanding the foregoing, following the fiscal quarter in which any Significant Acquisition by Borrower or a Consolidated Party occurs, Borrower shall have the ability to increase the applicable Consolidated Leverage Ratio to be less than or equal to sixty-five percent (65%) with respect to the fiscal quarter during which such Significant Acquisition occurs and the next four (4) fiscal quarters thereafter.

(b)          Consolidated Secured Leverage Ratio. Permit the Consolidated Secured Leverage Ratio to be greater than thirty-five percent (35%) as of the end of any fiscal quarter of Borrower.

(c)          Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.50 to 1.00 as of the end of any fiscal quarter of Borrower.

(d)          Consolidated Unsecured Leverage Ratio. Permit the Consolidated Unsecured Leverage Ratio to be greater than sixty percent (60%) as of the end of any fiscal quarter of Borrower; provided, however, notwithstanding the foregoing, following the fiscal quarter in which any Significant Acquisition by Borrower or a Consolidated Party occurs, Borrower shall have the ability to increase the applicable Consolidated Unsecured Leverage Ratio to be less than or equal to sixty-five percent (65%) with respect to the fiscal quarter during which such Significant Acquisition occurs and the next four (4) fiscal quarters thereafter.

(e)          Consolidated Unsecured Interest Coverage Ratio. Permit the Consolidated Unsecured Interest Coverage Ratio to be less than 1.75 to 1.00 as of the end of any fiscal quarter of Borrower.

(f)           Consolidated Tangible Net Worth. Permit the Consolidated Tangible Net Worth to be, at any time, less than $4,072,054,000.

7.10        Burdensome Agreements.

Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Consolidated Party to make Restricted Payments to Borrower or any Subsidiary Guarantor or to otherwise transfer property to Borrower or any Subsidiary Guarantor, (ii) of any Consolidated Party to Guarantee the Indebtedness of Borrower or (iii) of Borrower or any Consolidated Party to create, incur, assume or suffer to exist Liens on property of such Person, in a manner that, for purposes of this clause (a), is materially more restrictive than the corresponding restrictions contained herein, taken as a whole; provided, however, that neither clause (i) nor this clause (iii) shall not prohibit any Negative Pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(d) or Section 7.02(e) solely to the extent any such Negative Pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.11        Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refinance indebtedness originally incurred for such purpose.

7.12        Amendments of Organization Documents.

At any time cause or permit any of its Organization Documents to be modified, amended or supplemented in any respect whatsoever, without, in each case, the express prior written consent or approval of Administrative Agent, if such changes would adversely affect in any material respect the rights of Administrative Agent, any of the L/C Issuer or any of the Lenders hereunder or under any of the other Loan Documents.

7.13        Accounting Changes.

Make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, FASB, the SEC or any other regulatory body, or otherwise to the extent required pursuant to Applicable Law, or (b) fiscal year.

7.14        Compliance with Environmental Laws.

Do, or permit any other Person, using commercially reasonable efforts in the case of any Person not under the control of a Consolidated Party, to generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Substances on any Property or transport or permit the transportation of Hazardous Substances to or from any such Property other than in compliance with applicable Environmental Laws and in the ordinary course of business, except where any such use, generation, conduct or other activity has not had and could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.15        Other Business or Activity of Borrower.

Borrower shall not directly or indirectly enter into or conduct any business or activity other than (a) in connection with the ownership, acquisition and disposition of interests in Omega LP, (b) the management of the business of Omega LP, and (c) such business or activity that is conducted by Borrower and its Subsidiaries on the date hereof or, in each case, such business or activity as is reasonably ancillary or incidental thereto (in any case, a “Permitted Activity”); provided, however, Borrower shall not own any assets other than (i) interests, rights, options, warrants or convertible or exchangeable securities of Omega LP, (ii) assets that have been distributed to Borrower by its Subsidiaries that are held for fifteen (15) Business Days or less pending further distribution to equity holders of Borrower or application by Borrower, as the case may be, pursuant to a Permitted Activity, (iii) assets received directly or indirectly by Borrower from third parties (including, without limitation, the net cash proceeds from any issuance and sale by Borrower of any equity interests or issuance of Senior Notes), that are held for fifteen (15) Business Days or less pending further contribution to Omega LP or application by Borrower, as the case may be, pursuant to a Permitted Activity, (iv) such bank accounts or similar instruments as it deems necessary in furtherance of a Permitted Activity or to carry out its responsibilities under the Organization Documents of Omega LP and (v) other tangible and intangible assets that, taken as a whole, are immaterial in relation to the consolidated assets of Omega LP and its Subsidiaries, but which shall in no event include any equity interests other than those permitted in clauses (i) and (iii) of this sentence. Nothing in this Section 7.15 shall prevent Borrower from (A) the maintenance of its legal existence or activities reasonably incidental thereto (including, without limitation, the ability to incur fees, costs and expenses relating to such maintenance), (B) the performance of its obligations with respect to this Agreement and the other Loan Documents executed in connection therewith or any other Borrower’s Indebtedness, (C) any public offering of its common stock or any other issuance or sale of its equity interests or issuance of its Senior Notes, (D) the payment of dividends, (E) making contributions to the capital of Omega LP, (F) participating in tax, accounting and other administrative matters as a member of the Consolidated Parties, (G) providing indemnification to officers, managers and directors, (H) any activities incidental to compliance with the Securities Laws and the rules of national securities exchanges and activities incidental to investor relations, shareholder meetings and reports to shareholders or debtholders and (I) any activities incidental to the foregoing.

7.16        Stock Repurchases.

If a Default or Event of Default exists and is continuing or would be caused thereby, Borrower shall not make any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, for the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any of its Equity Interest or any option, warrant or other right to acquire any such Equity Interests other than the repurchase of warrants or stock in an aggregate amount not to exceed $100,000,000 during the term of this Agreement.

7.17        Negative Pledges.

Enter into, assume or otherwise be bound by any Negative Pledge other than (a) pursuant to any Loan Document, (b) any Negative Pledge contained in an agreement entered into in connection with any Indebtedness that is permitted pursuant to Section 7.02, (c) any Negative Pledge required by Applicable Law, (d) Negative Pledges contained in (i) the agreements set forth on Schedule 7.17, (ii) any agreement relating to the sale of any Consolidated Subsidiary or any assets pending such sale; provided that in any such case, the Negative Pledge applies only to the Consolidated Subsidiary or the assets that are the subject of such sale, or (iii) any agreement in effect at the time any Person becomes a Consolidated Subsidiary so long as such agreement was not entered into in contemplation of such Person becoming a Consolidated Subsidiary and such restriction only applies to such Person and/or its assets, and (e) customary provisions in leases, licenses and other contracts restricting the assignment thereof, in each case as such agreements, leases or other contracts may be amended from time to time and including any renewal, extension, refinancing or replacement thereof; provided that with respect to any amendment, renewal, extension, refinancing or replacement of an agreement described in clause (d), such amendment, renewal, extension, refinancing or replacement does not contain restrictions of the type prohibited by this Section 7.17 that are, in the aggregate, more onerous in any material respect on Borrower or any Consolidated Subsidiary than the restrictions, in the aggregate, in the original agreement.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01       Events of Default.

The occurrence and continuation of any of the following shall constitute an Event of Default (each an “Event of Default”):

(a)          Non-Payment. The Credit Parties fail to pay when and as required to be paid herein and in the currency required hereunder, (i) any amount of principal of any Loan or any L/C Obligation, (ii) within five (5) days after the same becomes due, any interest on any Loan or on any L/C Obligation or any fee due hereunder, or (iii) within ten (10) days after the earlier of (A) a Responsible Officer of Borrower or any Credit Party becoming aware that the same has become due or (B) written notice from Administrative Agent to Borrower, any other fee payable herein or any other amount payable herein or under any other Loan Document becomes due; or

(b)          Specific Covenants. Any Credit Party or any Consolidated Party fails to perform or observe any term, covenant or agreement contained in (i) any of Sections 6.01, 6.02, 6.03 or 6.10 within ten (10) days after the same becomes due or required or (ii) any of Sections 6.05, 6.11, 6.12, 6.13, or 6.17 or Article VII; or

(c)          Other Defaults. Any Credit Party or any Consolidated Party fails to perform or observe any other covenant or agreement (not specified in clauses (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) a Responsible Officer of Borrower or any Credit Party becoming aware of such Default or (ii) written notice thereof by Administrative Agent to Borrower (or, if such failure cannot be reasonably cured within such period, sixty (60) days, so long as the applicable Credit Party has diligently commenced such cure and is diligently pursuing completion thereof); or

(d)          Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Consolidated Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made (or, to the extent qualified by materiality, shall be incorrect in any respect when made or deemed made); or

(e)          Cross-Default. (i) there occurs any event of default under (x) any of the Senior Note Indentures or (y) the LP Credit Agreement; (ii) any Credit Party or any Subsidiary (A) fails to perform or observe (beyond the applicable grace or cure period with respect thereto, if any) any Contractual Obligation if such failure could reasonably be expected to have a Material Adverse Effect, (B) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise and beyond the applicable grace or cure period with respect thereto, if any) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) or otherwise fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which event of default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded, in each case to the extent such Indebtedness or other obligation is in an amount, individually or in the aggregate, (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which such Credit Party or Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which such Credit Party or Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Credit Party or Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)           Insolvency Proceedings, Etc. Any Credit Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged, undismissed or unstayed for ninety (90) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its properties is instituted without the consent of such Person and continues undischarged, undismissed or unstayed for ninety (90) calendar days, or an order for relief is entered in any such proceeding; or

(g)          Inability to Pay Debts; Attachment. (i) Any Credit Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process in an amount in excess of the Threshold Amount is issued or levied against all or any material part of the properties of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)          Judgments. There is entered against a Credit Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)           ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted in liability of Borrower or any of its Consolidated Subsidiaries under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)           Invalidity of Loan Documents. (i) Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or as a result of satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party contests in any manner the validity or enforceability of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or (ii) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary Guarantor not prohibited by the terms of this Agreement, the Guaranty shall cease to be in full force and effect, or any Guarantor hereunder shall deny or disaffirm such Guarantor’s obligations under such Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty; or

(k)          Change of Control. There occurs any Change of Control.

8.02       Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, upon written notice to Borrower in any instance, take any or all of the following actions:

(a)          declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)          declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Credit Parties;

(c)          require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)          exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an event described in Section 8.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Administrative Agent or any Lender.

8.03       Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.12 and 2.16, be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable and documented fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including reasonable and documented fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting (a) accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings, (b) fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted hereunder and (c) fees and expenses, including any interest accrued thereon, owing under any Treasury Management Agreements, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders), the Treasury Management Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of that portion of the Obligations constituting obligations under Swap Contracts between any Credit Party and any Lender or Affiliate of any Lender (including payment of breakage, termination or other amounts owing in respect of any such Swap Contract, to the extent such Swap Contract is permitted hereunder) and (c) all other amounts (not paid under clause Third above) owing under any Treasury Management Agreements, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders), the Treasury Management Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Administrative Agent for the account of the L/C Issuer to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Credit Parties pursuant to Sections 2.03 and/or 2.15; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from the other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01        Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of Administrative Agent, the Lenders and the L/C Issuer, and neither Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02        Rights as a Lender.

The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind banking, trust, financial, advisory, underwriting or other of business with any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice or consent of the Lenders with respect thereto.

9.03        Exculpatory Provisions.

Administrative Agent or the Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent or the Arrangers, as applicable, and its Related Parties:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)           shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or the L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent herein;

(d)           shall not be liable for any action taken or not taken by Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to Administrative Agent by Borrower, a Lender or the L/C Issuer; and

(e)           shall not be responsible for or have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

9.04        Reliance by Administrative Agent.

Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties.

Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06        Resignation of Administrative Agent.

Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(d) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as the L/C Issuer. If Bank of America resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07        Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer expressly acknowledges that none of Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Credit Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by Administrative Agent or the Arranger to any Lender or the L/C Issuer as to any matter, including whether Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and the L/C Issuer represents to Administrative Agent and the Arranger that it has, independently and without reliance upon Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties. Each Lender and the L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or the L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or the L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and the L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08        No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09        Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and Administrative Agent under Sections 2.03(i) and (j), 2.08 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10	Guaranty Matters.

Without limiting the provisions of Section 9.09, Lenders and the L/C Issuer irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Person (other than Omega LP) from its obligations under the Guaranty if (a) such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or (b) such Person is no longer required to be a Guarantor pursuant to Section 6.13(c). Upon the release of any Person pursuant to this Section 9.10, Administrative Agent shall (to the extent applicable) deliver to the Credit Parties, upon the Credit Parties’ request and at the Credit Parties’ expense, such documentation as is reasonably necessary to evidence the release of such Person from its obligations under the Loan Documents.

9.11	Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents, the L/C Issuer and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)             Such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents, the L/C Issuer and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Credit Party, that no Agent nor any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

9.12       Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time Administrative Agent makes a payment hereunder in error to any Lender or the L/C Issuer (the “Lender Party”), whether or not in respect of an Obligation due and owing by Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Party receiving a Rescindable Amount severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  Administrative Agent shall inform each Lender Party promptly upon determining that any payment made to such Lender Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X.
MISCELLANEOUS

10.01	Amendments, Etc.

Subject to Section 3.03(c) and the last paragraph of this Section 10.01, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower or the applicable Credit Party, as the case may be, and acknowledged by Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall

(a)           waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)          extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)          reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenants hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)           change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)           change any provision of this Section or the definition of “Required Lenders”, “Tranche Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)          release all or substantially all of the value of the Subsidiary Guaranty without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by Administrative Agent acting alone); or

(h)          amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender directly affected thereby;

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (iii) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment, consent or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of Administrative Agent, Borrower and the Lenders affected thereby to amend the definition of “Alternative Currency” or “Eurocurrency Rate” or Section 1.06 solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 1.06.

Notwithstanding anything to the contrary herein, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Credit Parties and Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of Administrative Agent and Borrower (i) to add one or more additional revolving credit or term loan facilities to this Agreement, in each case subject to the limitations in Section 2.14, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

Notwithstanding any provision herein to the contrary, if Administrative Agent and Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then Administrative Agent and Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

10.02	Notices; Effectiveness; Electronic Communication.

(a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Credit Parties, Administrative Agent or an L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Credit Parties).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b)          Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. Administrative Agent, the L/C Issuer or Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)          The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s, any Credit Party’s or Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined to have resulted from the gross negligence or willful misconduct of any such Agent Party by a court of competent jurisdiction in a final and non-appealable judgment; provided, that in no event shall any Agent Party have any liability to any Credit Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)          Change of Address, Etc. Each of Borrower, Administrative Agent and the L/C Issuer may change its address, facsimile, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile, electronic mail address or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders. Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices, Loan Notices, Letter of Credit Applications and Notice of Loan Prepayment) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03	No Waiver; Cumulative Remedies.

No failure by any Lender, the L/C Issuer or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04	Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses. The Credit Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for Administrative Agent), and shall pay all reasonable and documented fees and time charges and disbursements for attorneys who may be employees of Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), provided that Borrower shall not be required to pay any legal fees and expenses of Lenders other than Bank of America incurred in connection with the preparation, negotiation, execution and delivery of the Loan Documents in connection with the closing of the transactions herein; (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent, any Lender or the L/C Issuer (including the reasonable and documented fees, charges and disbursements of any counsel for Administrative Agent, any Lender or the L/C Issuer), and shall pay all reasonable and documented fees and time charges for attorneys who may be employees of Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)          Indemnification by Borrower. The Credit Parties shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower or any other Credit Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim not involving an act or omission of Borrower or any other Credit Party and that is brought by an Indemnitee against another Indemnitee (other than against any Agent in their capacities as such). Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)          Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under clauses (a) or (b) of this Section 10.04 to be paid by it to Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent), the L/C Issuer in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.11(d).

(d)          Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Credit Party shall assert, and each Credit Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(e)           Payments. All amounts that may become due under this Section 10.04 shall be payable not later than twenty (20) Business Days after written invoice therefor is received by Borrower.

(f)            Survival. The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(e) shall survive the resignation of Administrative Agent or the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05	Payments Set Aside.

To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, the L/C Issuer or any Lender, or Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06	Successors and Assigns.

(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time with notice to Borrower assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this clause (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 10.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in clause (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)          Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among the revolving credit facility provided hereunder and any separate revolving credit provided pursuant to the last paragraph of Section 10.01 on a non-pro rata basis;

(iii)         Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 10.06 and, in addition:

(A)          the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof; and provided, further, that Borrower’s consent shall not be required during the primary syndication of the credit facility provided herein;

(B)          the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)          the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment, unless the Person that is the proposed assignee is itself a Lender for any assignment in respect of Dollar Tranche Loans and Dollar Tranche Commitments (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee).

(iv)         Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v)          No Assignment to Certain Persons. No such assignment shall be made (A) to Borrower or any of Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons).

(vi)         Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)         Subject to acceptance and recording thereof by Administrative Agent pursuant to clause (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 (subject to the requirements and limitations contained therein) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 10.06.

(c)          Register. Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for Tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, Borrower, Administrative Agent or the L/C Issuer, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.06 (it being understood that the documentation required under Section 3.01(g) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under clause (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to clause (b) above, Bank of America may, (i) upon 30 days’ notice to Administrative Agent, Borrower and the Lenders, resign as the L/C Issuer. In the event of any such resignation as the L/C Issuer, Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as the L/C Issuer. If Bank of America resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (y) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07	Treatment of Certain Information; Confidentiality.

Each of Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or Section 10.01 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any of Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the credit facilities provided hereunder, (ii) the provider of any Platform or other electronic delivery service used by Administrative Agent or the L/C Issuer to deliver Borrower Materials or notices to the Lenders, (iii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (iv) any insurer, reinsurer, or insurance broker of a Lender, or (h) with the consent of Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07, (y) becomes available to Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from Borrower or violating the terms of this Section 10.07. In addition, Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Agreement, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.

10.08	Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of Borrower or any other Credit Party against any and all of the obligations of Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section 10.08, if at any time any Lender, the L/C Issuer or any of their respective Affiliates maintains one or more deposit accounts for Borrower or any other Credit Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

10.09	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10	Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12	Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13	Replacement of Lenders.

If Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)          Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b)          such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c)          in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)          such assignment does not conflict with Applicable Laws; and

(e)          in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by Borrower, Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 10.13 to the contrary, (i) the Lender that acts as the L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to the L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to the L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

10.14	Governing Law; Jurisdiction; Etc.

(a)          GOVERNING LAW. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)         SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND THE RESPECTIVE APPELLATE COURTS FROM ANY THEREOF, AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, IN ANY WAY RELATING TO OR ARISING FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, MAY BE HEARD AND DETERMINED IN SUCH COURTS TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW. NOTWITHSTANDING THE FOREGOING, TO THE EXTENT ANY SUCH ACTION CANNOT BE MAINTAINED IN SUCH STATE OR FEDERAL COURTS IN NEW YORK, ADMINISTRATIVE AGENT, ANY LENDER OR L/C ISSUER MAY BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER CREDIT PARTY IN ANY OTHER COURT OF COMPETENT JURISDICTION. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)           WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THE FIRST SENTENCE IN CLAUSE (b) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16	No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between Borrower, each other Credit Party and their respective Affiliates, on the one hand, and Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither Administrative Agent, the Arrangers nor any Lender has any obligation to Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, the Arrangers, and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Credit Parties and their respective Affiliates, and neither Administrative Agent, any Arranger, nor any Lender has any obligation to disclose any of such interests to Borrower, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of Borrower and each other Credit Party hereby waives and releases any claims that it may have against Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17	USA Patriot Act Notice; Etc.

Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies Borrower and each other Credit Party, which information includes the name and address of Borrower and each other Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower and each other Credit Party in accordance with the PATRIOT Act. Borrower and each other Credit Party shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

10.18	No Conflict.

To the extent there is any conflict or inconsistency between the provisions hereof and the provisions of any other Loan Document, this Agreement shall control; provided that the inclusion of specific supplemental rights or remedies in favor of Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.

10.19	Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Credit Party in respect of any such sum due from it to Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Administrative Agent or any Lender from any Credit Party in the Agreement Currency, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Administrative Agent or any Lender in such currency, Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Credit Party (or to any other Person who may be entitled thereto under Applicable Law).

10.20	Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by Administrative Agent pursuant to procedures approved by it.

10.21	ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.22	Acknowledgment and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.23     Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 10.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XI.
GUARANTY

11.01	The Guaranty.

(a)          Each of the Guarantors, unless released pursuant to Section 6.13(c) and Section 9.11, hereby jointly and severally with the other Guarantors, guarantees to Administrative Agent and each of the holders of the Obligations, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof; provided that the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor. Each Guarantor hereby further agrees that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b)          Notwithstanding any provision to the contrary contained herein, in any of the other Loan Documents or other documents relating to the Obligations, (i) the obligations of the Guarantors under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (ii) no Guarantor shall by virtue of the joint and several nature of its obligations under this Guaranty and the other Loan Documents be liable for any Guaranteed Obligations that constitute Excluded Swap Obligations with respect to such Guarantor.

11.02	Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by Applicable Laws, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against Borrower or any other Guarantor for amounts paid under this Article XI until such time as the Obligations have been irrevocably paid in full and the Commitments relating thereto have expired or been terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Applicable Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)          at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)          any of the acts mentioned in any of the provisions of any of the Loan Documents, other documents relating to the Guaranteed Obligations, or any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender or any other agreement or instrument referred to in the Loan Documents, other documents relating to the Guaranteed Obligations, or such Swap Contracts shall be done or omitted;

(c)          the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, other documents relating to the Guaranteed Obligations, or any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, other documents relating to the Guaranteed Obligations, or any Swap Contract shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)          any Lien granted to, or in favor of, Administrative Agent or any of the holders of the Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected, or shall be released in accordance with the terms of this Agreement;

(e)          any of the Guaranteed Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor); or

(f)          any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest notice of acceptance of the Guaranty given hereby and of Credit Extensions that may constitute Guaranteed Obligations, notices of amendments, waivers and supplements to the Loan Documents and other documents relating to the Guaranteed Obligations, or the compromise, release or exchange of collateral or security, and all notices whatsoever, and any requirement that Administrative Agent or any holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

11.03	Reinstatement.

Neither the Guarantors’ obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of Borrower, by reason of Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Guaranteed Obligations. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings pursuant to any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify Administrative Agent and each holder of Guaranteed Obligations on demand for all reasonable costs and expenses (including all reasonable fees, expenses and disbursements of any law firm or other counsel) incurred by Administrative Agent or such holder of Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law; provided, that such indemnification shall not be available to the extent that such costs and expenses are determined to have resulted from the gross negligence or willful misconduct of Administrative Agent or such holder of the Guaranteed Obligations.

11.04	Certain Waivers; Subordination.

Each Guarantor acknowledges and agrees that (a) the Guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against Borrower hereunder or against any collateral securing the Guaranteed Obligations or otherwise, (b) it will not assert any right to require the action first be taken against Borrower or any other Person or pursuit of any other remedy or enforcement of any other right and (c) nothing contained herein shall prevent or limit action being taken against Borrower hereunder, under the other Loan Documents or the other documents and agreements relating to the Guaranteed Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither Borrower nor any Guarantor shall timely perform its obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of any Guarantor’s obligations hereunder unless, as a result thereof, the Guaranteed Obligations shall have been paid in full and the Commitments relating thereto shall have expired or been terminated, it being the purpose and intent that each Guarantor’s obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances.

Each Guarantor hereby subordinates the payment of all obligations and indebtedness of Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of Borrower to such Guarantor as subrogee of the Lenders or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations. If Administrative Agent so requests, any such obligation or indebtedness of Borrower to a Guarantor shall be enforced by such Guarantor as trustee for Administrative Agent and the proceeds thereof shall be paid over to Administrative Agent on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

11.05	Remedies.

Each Guarantor agrees that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and Administrative Agent and the holders of the Guaranteed Obligations, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided under the terms and conditions of Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

11.06	Rights of Contribution.

The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with Applicable Laws. Such contribution rights shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been paid in full and the Commitments relating thereto shall have expired or been terminated, and none of the Guarantors shall exercise any such contribution rights until the Guaranteed Obligations have been paid in full and the Commitments relating thereto shall have expired or been terminated.

11.07	Guaranty of Payment; Continuing Guaranty.

The guarantee in this Article XI is a guaranty of payment and not of collection, and is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising until such time as the Guaranteed Obligations (other than Guaranteed Obligations arising under clause (b) or clause (c) of the definition of Obligations) have been paid in full and the Commitments relating thereto shall have expired or been terminated.

11.08	Keepwell.

Each Credit Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article XI by any Credit Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Credit Party”) becomes effective with respect to any Obligation under any Swap Contract, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Credit Party with respect to such Obligation as may be needed by such Specified Credit Party from time to time to honor all of its obligations under the Loan Documents in respect of such Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article XI voidable under any applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each applicable Credit Party under this Section shall remain in full force and effect until all of the Obligations have been irrevocably paid and performed in full. Each Credit Party intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Credit Party that would otherwise not constitute an “eligible contract participant” for any Obligation under any Swap Contract for all purposes of the Commodity Exchange Act.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first written above.

BORROWER:

OMEGA HEALTHCARE INVESTORS, INC.

By:	/s/ Daniel J. Booth
Name: Daniel J. Booth Title: Chief Operating Officer

GUARANTOR:

OHI HEALTHCARE PROPERTIES LIMITED PARTNERSHIP

By: Omega Healthcare Investors, Inc., the General Partner of such limited partnership

By:	/s/ Daniel J. Booth
Name: Daniel J. Booth Title: Chief Operating Officer

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

ADMINISTRATRIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Henry C. Pennell
Name: Henry C. Pennell Title: Vice President

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

LENDERS:

BANK OF AMERICA, N.A., as L/C Issuer and a Lender

By:	/s/ Yinghua Zhang
Name: Yinghua Zhang Title: Director

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Arjun Talwalkar
Name: Arjun Talwalkar Title: Director

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

Bank of Taiwan, a Republic of China Bank acting through its Los Angeles Branch, as a Lender

By:	/s/ Ti Kang Wang
Name: Ti Kang Wang Title: VP & General Manager

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

Bank of the West, a California banking corporation, as a Lender

By:	/s/ Dennis Londen
Name: Dennis Londen Title: Vice President

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

BARCLAYS BANK PLC, as a Lender

By:	/s/ Craig Malloy
Name: Craig Malloy Title: Director

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

BBVA USA, as a Lender

By:	/s/ Brian Tuerff
Name: Brian Tuerff Title: Senior Vice President

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Danny Moore
Name: Danny Moore Title: Authorized Signatory

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

CITIZENS BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Donald W. Woods
Name: Donald W. Woods Title: Senior Vice President

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Karen L. Ramos
Name: Karen L. Ramos Title: Managing Director

By:	/s/ Jaime Frontera
Name: Jaime Frontera Title: Managing Director

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

E.Sun Commercial Bank, LTD., Los Angeles Branch, as a Lender

By:	/s/ Mandy Yeh
Name: Mandy Yeh Title: VP & General Manager

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael P. Perillo
Name: Michael P. Perillo Title: Executive Director

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

First Commercial Bank, Ltd., a Republic of China Bank acting through its Los Angeles Branch, as a Lender

By:	/s/ Ching-Fang Liao
Name: Ching-Fang Liao Title: S.A.V.P. & General Manager

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

Hua Nan Commercial Bank Ltd., Los Angeles Branch, as a Lender

By:	/s/ Howard Hung
Name: Howard Hung Title: A.V.P. & D.G. Manager

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

The Huntington National Bank, as a Lender

By:	/s/ Michael J. Kinnick
Name: Michael J. Kinnick Title: Senior Vice President

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Cody A. Canafax
Name: Cody A. Canafax Title: Vice President

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Peter A. Trazzera
Name: Peter A. Trazzera Title: Vice President

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

Land Bank of Taiwan, Los Angeles Branch, as a Lender

By:	/s/ Chien-Ching Li
Name: Chien-Ching Li Title: VP & General Manager

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris Title: Authorized Signatory

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name: Michael King Title: Authorized Signatory

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

MUFG BANK, LTD., as a Lender

By:	/s/ Reema Sharma
Name: Reema Sharma Title: Authorized Signatory

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

THE Northern Trust COMPANY, as a Lender

By:	/s/ Timothy S McDonald
Name: Timothy S McDonald Title: Senior Vice President

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

PEOPLE’S UNITED BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Samuel A. Bluso
Name: Samuel A. Bluso Title: Managing Director

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

REGIONS BANK, as a Lender

By:	/s/ Amber H. Crosby
Name: Amber H. Crosby Title: SVP

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Brian Gross
Name: Brian Gross Title: Authorized Signatory

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

Stifel Bank & Trust, as a Lender

By:	/s/ Austin Otwell
Name: Austin Otwell Title: Assistant Vice President

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

SYNOVUS BANK, as a Lender

By:	/s/ Robert Haley
Name: Robert Haley Title: Director – Corporate Banking

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

Taiwan Business Bank, Los Angeles Branch as a Lender

By:	/s/ Shenn Bao Jean
Shenn Bao Jean General Manager

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

Executed as of the date first written above.

Taiwan Cooperative Bank, Seattle Branch, as a Lender

By:	/s/ Yueh-Ching Lin
Name: Yueh-Ching Lin Title: VP & General Manager

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)

TRUIST BANK, as a Lender

By:	/s/ James W. Ford
Name: James W. Ford Title: Managing Director

Executed as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Andrea S Chen
Name: Andrea S Chen Title: Managing Director

Signature Page to

Credit Agreement

(Omega Healthcare Investors, Inc.)